Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

OPENWAVE SYSTEMS INC.

and

OM 1, INC.

April 15, 2012

i

ARTICLE IV PRE-CLOSING COVENANTS		31
4.1	Efforts	31
4.2	Operation of Business	31
4.3	Access	32
4.4	Elimination of Intercompany Items	32
4.5	HSR Act	32
4.6	Notices of Certain Events	32
4.7	Cooperation with Financing	33

ARTICLE V CONDITIONS PRECEDENT TO CLOSING		33
5.1	Conditions to Obligations of Buyer	33
5.2	Conditions to Obligations of Seller	34

ARTICLE VI INDEMNIFICATION		35
6.1	Indemnification by Seller	35
6.2	Indemnification by Buyer	36
6.3	Claims for Indemnification	36
6.4	Survival	37
6.5	Limitations	38
6.6	Treatment of Indemnification Payments	40
6.7	Minimum Cash	40

ARTICLE VII TERMINATION		41
7.1	Termination of Agreement	41
7.2	Effect of Termination	41

ARTICLE VIII TAX MATTERS		42
8.1	Certain Tax Matters	42
8.2	Cooperation on Tax Matters; Tax Audits	43
8.3	Preparation and Filing of Certain Tax Returns	43
8.4	Action by Buyer	43
8.5	Elections	43
8.6	Tax Refunds	43

ARTICLE IX FURTHER AGREEMENTS		44
9.1	Access to Information; Record Retention; Cooperation	44
9.2	Disclosure Generally	45
9.3	Acknowledgments by Buyer	45
9.4	Certain Employee Benefits Matters	46
9.5	Archival Copies	49
9.6	Use of Restricted Names	49
9.7	Use of Seller Name	49

ARTICLE X MISCELLANEOUS		50
10.1	Press Releases and Announcements	50
10.2	No Third Party Beneficiaries	50
10.3	Entire Agreement	50

10.4	Succession and Assignment	50
10.5	Counterparts	51
10.6	Headings	51
10.7	Notices	51
10.8	Governing Law	52
10.9	Amendments and Waivers	52
10.10	Severability	52
10.11	Expenses	52
10.12	Remedies	53
10.13	Submission to Jurisdiction	53
10.14	Bulk Transfer Laws	53
10.15	Construction	54
10.16	Waiver of Jury Trial	54
10.17	Incorporation of Exhibits and Schedules	54
10.18	Facsimile Signature	54

Disclosure Schedule

Section 2.1(c)	–	Transferred Subsidiaries
Section 2.1(d)	–	Securities of Transferred Subsidiaries
Section 2.2(a)	–	Third Party Software
Section 2.2(b)(iv)	–	Permitted Encumbrances
Section 2.2(b)(v)	–	Limited Acquired Assets
Section 2.3	–	Restrictive Agreements and Regulations
Section 2.4(b)	–	Permit Non-Contravention
Section 2.4(c)	–	Agreement Non-Contravention
Section 2.5	–	Financial Statements
Section 2.6(c)	–	Stay Pay
Section 2.6(d)	–	Capital Expenditure Budget
Section 2.6(h)	–	Cancellation or Amending of Designated Contracts
Section 2.8(b)	–	Subsidiary Audits
Section 2.8(h)	–	Material Inclusions to Income
Section 2.9(b)	–	Leases
Section 2.10(a)	–	Registered Business IP
Section 2.10(d)	–	Claims of Infringement
Section 2.10(h)	–	Contingent Rights in Source Code
Section 2.10(p)	–	Government Funding of IP
Section 2.11(a)(ii)	–	Inbound Agreements with Outstanding Payments Due
Section 2.11(a)(v)	–	Restrictions on Free Engagement of Business
Section 2.11(a)(vi)	–	Employment/Consulting Agreements
Section 2.11(a)(vii)	–	Severance, Stay Pay, Termination or Transaction Bonus
Section 2.11(a)(x)	–	Labor Union
Section 2.11(a)(xi)	–	Capital Expenditures
Section 2.11(a)(xiv)	–	Government Entities
Section 2.12	–	Litigation
Section 2.13	–	Employment Loss
Section 2.14(a)	–	Business Benefit Plans
Section 2.14(c)	–	Severance Payments
Section 2.16	–	Permits
Section 2.17	–	Affiliate Transactions
Section 2.18	–	Brokers’ Fees
Section 2.21	–	Significant Customers
Section 2.22	–	Largest Suppliers
Section 2.24(a)	–	Product Returns

Other Schedules

Schedule 1.1(a)(i)	–	Equipment
Schedule 1.1(a)(iii)	–	Assigned Contracts
Schedule 1.1(a)(iv)	–	Unassigned Master Agreements
Schedule 1.1(a)(v)	–	Acquired Real Estate Leases
Schedule 1.1(a)(vi)(A)	–	Software

Schedule 1.1(a)(vi)(C)	–	Trademarks
Schedule 1.1(a)(vi)(D)	–	Domain Names
Schedule 1.1(a)(vi)(E)	–	Trade Names
Schedule 1.1(a)(xiii)	–	Transferred Subsidiaries
Schedule 1.1(b)	–	Other Assets
Schedule 1.1(b)(xi)	–	Acquired Benefit Plans
Schedule 1.3(b)(vi)	–	Encumbrances
Schedule 1.3(b)(x)	–	Sublease
Schedule 4.2	–	Operation of Business

Schedule 9.2	–	Knowledge Persons
Schedule 9.4(a)	–	Business Employees
Schedule 9.4(h)(i)	–	Additional Business Employees
Schedule 9.4(h)(ii)	–	UK and Spain Employees
Schedule 9.4(h)(iii)	–	IT Employees
Schedule 9.6	–	Restricted Names

Exhibits

Exhibit A	–	Form of Assumption Agreement
Exhibit B	–	Form of Net Working Capital Statement
Exhibit C	–	Form of Bill of Sale
Exhibit D	–	Form of Trademark Assignment
Exhibit E	–	Form of Patent License Agreement
Exhibit F	–	Form of Non-Competition Agreement
Exhibit G	–	Form of Transition Services Agreement

v

Index of Defined Terms

Defined Terms	Section
1060 Forms	1.2(d)
Accounts Receivable	1.1(a)(viii)
Acquired Assets	1.1(a)
Acquired Benefit Plans	1.1(b)(xi)
Additional Business Employees	9.4(h)
Affiliate	2.11(c)
Agreed Amount	6.3(b)
Agreement	Preamble
Applicable Cap Amount	6.5(b)
Asset Allocation Schedule	1.2(d)
Assigned Contracts	1.1(a)(iii)
Assumed Liabilities	1.1(c)
Assumption Agreement	1.1(c)
Balance Sheet Date	2.5
Bill of Sale	1.3(b)(iii)
Business	Recital
Business Benefit Plans	2.14(a)
Business Day	1.3(a)
Business Employee	9.4(a)
Business IP	1.1(a)(vi)
Business Material Adverse Effect	2.1(a)
Buyer	Preamble
Buyer Indemnified Parties	6.1
Buyer Material Adverse Effect	3.3(c)
Buyer Plans	9.4(c)
Change in Control	6.7
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Closing	1.3(a)
Closing Balance Sheet	1.2(c)(i)
Closing Date	1.3(a)
COBRA	9.4(f)
Code	1.2(d)
Confidentiality Agreement	4.3
Current Assets	1.2(c)(i)
Damages	6.1
Deductible Amount	6.5(b)(iv)
Deferred Consent	1.4
Deferred Item	1.4
Designated Contracts	2.11(b)
Disclosure Schedule	Article II
Employee Benefit Plan	2.14(a)

Defined Terms	Section
Encumbrance	2.2(b)
Equipment	1.1(a)(i)
Equity Commitment Letters	3.6
ERISA	2.14(a)
ERISA Affiliate	2.14(a)
Estimated Net Working Capital	1.2(b)(i)
Exchange Act	2.11(c)
Excluded Assets	1.1(b)
Excluded Liabilities	1.1(d)
Final Balance Sheet	1.2(c)(ii)
Final Purchase Price Allocation	1.2(d)
Financing	3.6
Foreign Assets	1.5
Fundamental Representations	6.4(a)
General Survival Date	6.4(a)
Governmental Entity	2.4(b)
HSR Act	2.4
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Information	9.1(a)
Initial Reduction Date	6.5(b)
International Employees	9.4(h)(iv)
Largest Suppliers	2.22
Leases	2.9(b)
Most Recent Balance Sheet	2.5
Multiemployer Plan	2.14(a)
Net Working Capital	1.2(b)
Net Working Capital Statement	1.2(b)(i)
Neutral Accountants	1.2(c)(iii)
New Buyer Employee	9.4(b)
Non-Competition Agreement	1.3(b)(ix)
Non-Stock Assets	1.1(a)
non-U.S. Transferred Subsidiary	2.8(g)
Notice of Dispute	1.2(c)(ii)
Outside Date	7.1(d)
Party or Parties	Preamble
Patent Activities	9.5
Patent License Agreement	1.3(b)(v)
Pending Claims Amount	6.5(b)
Permits	2.16
Person	2.9(b)
Pre-Closing Accrued Salaries	1.1(d)(iii)
Pre-Closing Taxes	8.1(b)(i)
Pre-Closing Tax Period	8.1(b)(ii)
PSV Policies	9.4(d)

Defined Terms	Section
Publicly Available Software	2.10(o)
Purchase Price	1.2(a)
Real Estate Leases	1.1(a)(v)
Records	1.1(a)(ii)
Registered Business IP	2.10(a)
Related Agreements	2.3
Restricted Names	9.6
Retained Accounts Receivable	1.1(b)(iii)
Retained Prepaid Assets 1.1	1.1(b)(iv)
Review Period	1.2(c)(ii)
Seller	Preamble
Seller Indemnified Parties	6.2
Seller’s knowledge	9.2
Significant Customers	2.21
Sponsors	3.6
Straddle Period	8.1(b)(iii)
Sublease Agreement	1.3(b)(x)
Subsidiaries	2.1(b)
Taxes	2.8(a)
Tax Returns	2.8(a)
Third Party IP	2.10(b)
Total Liabilities	1.2(b)
Trademark Assignment	1.3(b)(iv)
Transferred Subsidiaries	1.1(a)(xiii)
Transition Services Agreement	1.3(b)(xi)
Unassigned Master Agreements	1.1(a)(iv)
U.S. GAAP	1.2(b)(i)
Unaudited Financial Statements	2.5
WARN	2.13

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of April 15, 2012 by and between OPENWAVE SYSTEMS INC., a Delaware corporation (“Seller”), and OM 1, INC., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

WHEREAS, Seller is engaged, among other matters, in the business of selling and/or reselling, providing, supporting, servicing and maintaining mediation, messaging and other platform or application software products for telecom, cable, mobile and other network operators, and including, without limitation (i) providing, supporting and maintaining the following proprietary software products: Integra, Web Optimization, Media Optimization, Passport, SmartPolicy, Amplicity, MultiMedia Messaging Gateway (MMG), Mobile Access Gateway (MAG), ODM, OPM, MPM, XUI, Email Mx, SUR, RichMail, WebEdge, MMSC, Openwave VoiceMail (OVM), Multimedia Messaging Gateway (MMG), SmartCall, Edge Gx Gateway, Voice SMS, Web Adaptor (Openweb), Mobile Edge Security Suite, Web Security and Analytics and (ii) reselling the following software products: Cloudmark Anti-Abuse, VoxMobili Network Address Book (NAB) and McAfee Anti-Abuse (such business, as conducted by the Seller and its Affiliates as of the date hereof and as of the Closing, being referred to herein as the “Business”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Acquired Assets, subject to the assumption of the Assumed Liabilities and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

ASSET PURCHASE

1.1 Sale of Assets; Assumption of Liabilities.

(a) Sale and Transfer of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, convey, assign, transfer to Buyer, and Buyer shall purchase and acquire and accept assignment from Seller, free and clear of all Encumbrances (as defined in Section 2.2(b)), all of Seller’s right, title and interest in and to all of the properties, assets, and other rights of every kind and nature, whether tangible or intangible, real or personal, owned, leased, licensed or otherwise held by the Seller (including indirect and other forms of beneficial ownership) as of the Closing Date, in each case to the extent used or held for use in connection with the Business, other than the Excluded Assets (as defined in Section 1.1(b)) (collectively, the “Acquired Assets”, and, other than the Transferred Subsidiaries, the “Non-Stock Assets”). Without limiting the foregoing, the Acquired Assets shall include the following, except to the extent that any of the following constitutes an Excluded Asset and except to the extent set forth in Section 1.4:

(i) All equipment and other tangible personal property, including, without limitation, computers and other electronic equipment, identified on Schedule 1.1(a)(i) (collectively, the “Equipment”) and all warranties and guarantees, if any, express or implied, existing for the benefit of Seller in connection with the Equipment to the extent transferable;

(ii) All customer lists and vendor lists, together with all books and records, including all corporate record books of any Transferred Subsidiaries, all ledgers, correspondence, lists, studies and reports and other printed materials, including, without limitation, all lists and records pertaining to customers, personnel, agents, vendors, distributors and pricing, sales and promotional literature, purchase and sale records, quality control records, research and development files, files and data, company manuals and other Business related documents and materials, whether written, electronic or otherwise, and all telephone and facsimile numbers and internet access (including e-mail) accounts, in each case relating to, used or held for use in connection with the Business (collectively, the “Records”);

(iii) Subject to Section 1.4, all contracts, leases, licenses, maintenance and service agreements, purchase commitments and other agreements identified on Schedule 1.1(a)(iii) attached hereto (collectively, the “Assigned Contracts”);

(iv) Subject to Section 1.4, all rights relating to, associated with, or used or useful in connection with the Business (the “Assigned Contract Rights”) arising under the contracts, leases, licenses, maintenance and service agreements, purchase commitments and other agreements identified on Schedule 1.1(a)(iv) attached hereto (collectively, the “Unassigned Master Agreements”);

(v) All rights under the Leases (as defined in Section 2.9(b)) listed on Schedule 1.1(a)(v) (“Real Estate Leases”);

(vi) All (A) software (in source code and object code format) identified in Schedule 1.1(a)(vi)(A); (B) all works of authorship or copyrights primarily used or held for use in connection with the Business arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith; (C) all trade dress, trademarks and service marks (including trademark registrations and trademark applications) and logos identified in Schedule 1.1(a)(vi)(C) and all goodwill associated therewith; (D) all domain names identified in Schedule 1.1(a)(vi)(D); and (E) all trade names, corporate names, company names, business names and fictitious business names identified in Schedule 1.1(a)(vi)(E) and all goodwill associated therewith; (F) all patent applications listed on Schedule 1.1(a)(vi)(F), inventions, formulae, discoveries and ideas (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries)

with the exception of those disclosed or claimed in patents and patent applications that are assigned to or held in the name of Seller or any Affiliate of Seller and that are specifically identified as Excluded Assets; (G) all proprietary information, know how or trade secrets primarily related to the Business; and (H) all algorithms, APIs, databases, data collections, circuit design assemblies, semiconductor devices, test vectors, network configurations and architectures, protocols, schematics, specifications, user interfaces primarily used or held for use in connection with the Business (collectively, the “Business IP”);

(vii) All inventory, including all raw materials, work-in-process, finished goods, packaging materials, office supplies, maintenance supplies, spare parts and similar items of Seller used or held for use in connection with the Business;

(viii) All accounts, accounts receivable, notes and notes receivable and other receivables of the Seller (whether or not billed), other than the Retained Accounts Receivable (collectively, the “Accounts Receivable”);

(ix) All transferable approvals, authorizations, certifications, consents, variances, permissions, licenses and Permits (as defined in Section 2.16) to or from, or filings, notices or recordings to or with, federal, state, foreign, provincial and local governmental authorities used or held for use in connection with the Business;

(x) All deposits, prepayments and prepaid expenses or other similar current assets used or held for use in connection with the Business, other than the Retained Prepaid Assets;

(xi) All claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds), except for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities;

(xii) All insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Acquired Assets;

(xiii) Subject to Section 1.5, all equity interests and shares of capital stock of each of the Subsidiaries owned (directly or indirectly) by the Seller as set forth on Schedule 1.1(a)(xiii) (“Transferred Subsidiaries”), to the extent permitted by applicable law, but excluding any Excluded Assets held by any Transferred Subsidiaries;

(xiv) All goodwill, if any, primarily related to or associated with the Acquired Assets; and

(xv) All other assets of any kind or nature of the Seller primarily used or held for use in connection with the Business, other than the Excluded Assets.

(b) Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include Seller’s right, title or interest in or to any of the following (each, an “Excluded Asset”):

(i) All (A) rights in trademarks, service marks and other intellectual property not part of the Business IP and goodwill associated therewith, (B) without limiting the foregoing, present and future patent rights, including all issued patents and filed patent applications (other than the patent applications set forth on Schedule 1.1(a)(vi)(F)) that are assigned to or held in the name of Seller or any Affiliate of Seller (and all inventions disclosed or claimed therein), together with all rights to sue (and collect damages) for past, present or future infringements of any of the foregoing, and (C) accounts, accounts receivable, notes and notes receivable and other receivables of the Seller (whether or not billed) with respect to the assets set forth in sub-clauses (A) and (B) above;

(ii) All cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, escrow deposits, Treasury bills, investments and other marketable securities (whether or not related to the Business) on hand in Seller’s or any of its Subsidiaries accounts immediately prior to Closing, provided, however, that Seller will retain, or cause to be retained, a sufficient amount of cash in the bank accounts of the Transferred Subsidiaries to cover checks or charges in transit (net of pending deposits) as of the Closing Date;

(iii) All accounts, accounts receivable, notes and notes receivable and other receivables of the Seller or any of its Subsidiaries (whether or not billed) not related to the Business (collectively, the “Retained Accounts Receivable”);

(iv) All deposits, prepayments and prepaid expenses or other similar current assets not related to the Business (the “Retained Prepaid Assets”);

(v) All insurance policies, and all rights of Seller to insurance claims, related refunds and proceeds thereunder relating to any Excluded Assets or any Excluded Liabilities;

(vi) The rights which accrue or will accrue to Seller under this Agreement or any agreement contemplated hereby;

(vii) Any Tax assets of the Seller and its Subsidiaries (other than the Transferred Subsidiaries) relating to all periods ending on or prior to the Closing Date;

(viii) All personnel records and other records that Seller is required by law to retain in its possession or is not permitted under law to provide to Buyer;

(ix) All actions, claims, causes of action, rights of recovery, causes of action and rights of setoff of any kind arising before, on or after the Closing Date relating to any Excluded Asset or any Excluded Liabilities;

(x) Any agreements by and between Seller and Buyer or any of their Affiliates;

(xi) All Employee Benefit Plans, other than any such Employee Benefit Plans sponsored or maintained by the Transferred Subsidiaries of the Seller set forth on Schedule 1.1(b)(xi) (the “Acquired Benefit Plans”);

(xii) All equity interests and shares of capital stock of each of the Subsidiaries, directly or indirectly, owned by the Seller other than the Transferred Subsidiaries;

(xiii) All real property leases that are not Real Estate Leases;

(xiv) The right to use the ticker symbol “OPWV” and any other registrations, qualifications or documents solely to the extent related to the registration of the Seller’s securities under applicable securities laws or with any stock exchange; and

(xv) All other assets described on Schedule 1.1(b).

(c) Assumed Liabilities. On the Closing Date, Buyer shall deliver to Seller an undertaking in the form attached hereto as Exhibit A (the “Assumption Agreement”), pursuant to which Buyer, on and as of the Closing Date, shall assume and agree to pay, perform and discharge when due only the following liabilities and obligations (other than Excluded Liabilities) of Seller and its Transferred Subsidiaries, to the extent arising out of or relating to the Acquired Assets or the conduct of the Business (collectively, the “Assumed Liabilities”):

(i) All liabilities (other than Taxes of any Transferred Subsidiary or Non-Stock Asset attributable to a Pre-Closing Tax Period and any escheatment reserves and any and all amounts held by Seller for refunds to customers that are subject to escheatment under applicable law) reflected on the Most Recent Balance Sheet (as defined in Section 2.5) or the Final Balance Sheet, or incurred after the Balance Sheet Date but prior to Closing, in the ordinary course of business;

(ii) All obligations and liabilities which arise out of Buyer’s or any of its Affiliates’ operation of the Business, the use of the Acquired Assets and/or sale of any products provided or sold and/or services provided or sold by Buyer or any of its Affiliates on or after the Closing Date;

(iii) All obligations and liabilities under or arising out of the Assigned Contracts or the Unassigned Master Agreements related to the Business (other than any liability arising solely out of or solely relating to a breach of contract that occurred prior to the Closing Date), whether before, on or after the Closing Date;

(iv) All obligations and liabilities assumed by, or that are otherwise the responsibility of, Buyer pursuant to Section 9.4;

(v) All obligations and liabilities arising out of or relating to Deferred Items (as defined in Section 1.4) under Section 1.4; and

(vi) All liabilities for Taxes relating to the Non-Stock Assets and the Transferred Subsidiaries with respect to taxable periods, or portions thereof, beginning after the Closing Date and any liability for Taxes assumed pursuant to Section 8.5.

Notwithstanding the foregoing, the assumption of the Assumed Liabilities shall not affect the rights of Buyer or any Buyer Indemnified Party under Article VI of this Agreement.

(d) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities shall not include the following (collectively, the “Excluded Liabilities”):

(i) all obligations and liabilities arising out of or relating to the Excluded Assets;

(ii) all obligations and liabilities arising out of or relating to the legal proceedings and matters set forth in Section 2.12 of the Disclosure Schedule;

(iii) All obligations and liabilities for accrued compensation of employees of the Business earned after March 31, 2012 that remain unpaid on or prior to the Closing Date (“Pre-Closing Accrued Salaries”);

(iv) all liabilities and obligations of Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(v) all liabilities and obligations of Seller for costs and expenses incurred in connection with any restructuring or reorganization of Seller or its Subsidiaries or Affiliates, which amount shall include, by way of description and not by way of limitation, amounts set forth on the Most Recent Balance Sheet as “Accrued restructuring costs,” and amounts payable in respect of retention, severance benefits, termination pay, transaction bonus arrangements, “stay-pay” or similar agreements entered into with Business Employees prior to Closing (other than obligations and liabilities assumed by, or that are otherwise the responsibility of, Buyer pursuant to Section 9.4) and any intercompany liability of any Subsidiary to the Seller or an Affiliate of Seller;

(vi) all liabilities and obligations retained by, or that are otherwise the responsibility of, Seller pursuant to Section 9.4;

(vii) except to the extent provided in Section 8.5, any (A) Taxes of the Seller for any taxable period, (B) Taxes relating to the Excluded Assets for any taxable period, and (C) Taxes relating to the Non-Stock Assets or Assumed Liabilities or of any Transferred Subsidiary for any Pre-Closing Tax Period; and

(viii) all liabilities and obligations relating to any and all amounts held by Seller for refunds to customers that are subject to escheatment under applicable law reflected on the Most Recent Balance Sheet or incurred after the Balance Sheet Date but prior to Closing, in the ordinary course of business.

1.2 Purchase Price; Working Capital Adjustments and Related Matters.

(a) Purchase Price. In consideration for the Acquired Assets, and subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume the Assumed Liabilities and shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, Fifty Five Million United States Dollars (U.S.$55,000,000) (the “Purchase Price”) subject to adjustment under Section 1.2(b)(ii).

(b) Working Capital Adjustments to Purchase Price.

(i) The “Target Net Working Capital” shall mean and be equal to negative US$5,338,462. “Net Working Capital” shall mean (A) Current Assets of the Business (as defined below), less (B) Total Liabilities of the Business (as defined below) on the Closing Date. “Current Assets” means accounts receivable and unbilled accounts receivable (both net of any allowances for doubtful accounts), deferred costs (current and long-term) and prepaid expenses of the Business included in the line items set forth on the Net Working Capital Statement, but excluding any Tax assets and, in each case, only to the extent included in the Acquired Assets. “Total Liabilities” means accounts payable (including amounts paid prior to Closing that were in transit and not covered by cash retained by the respective Subsidiary, but excluding amounts in transit that were covered by cash retained by the respective Subsidiary), accrued employee compensation (not including Pre-Closing Accrued Salaries), other accrued liabilities and deferred revenue (current and long-term) of the Business included in the line items set forth on the Net Working Capital Statement, but excluding any Tax liabilities and, in each case, only to the extent included in the Assumed Liabilities.

(ii) No later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a pre-closing consolidated balance sheet of the Business as of the Closing Date (the “Estimated Closing Balance Sheet”) setting forth Seller’s good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”) prepared and calculated in accordance and consistent with the form of net working capital statement set forth on Exhibit B (“Net Working Capital Statement”), which Estimated Closing Balance Sheet and Net Working Capital Statement shall be prepared by the Chief Financial Officer of Seller from the underlying books and records of Seller using individual balances that shall be in accordance with U.S. GAAP applied consistently with the balance sheet contained in the Audited Financial Statements and which shall be reasonably acceptable to Buyer, and accompanied by reasonable supporting documentation used by Seller to calculate the foregoing. If the Estimated Net Working Capital is less than the Target Net Working Capital, the “Estimated Working Capital Shortfall” shall be equal to the difference and the Purchase Price payable pursuant to Section 1.2(a) shall be reduced by the Estimated Working Capital Shortfall. If the Estimated Working Capital is greater than the Target Working Capital, the “Estimated Working Capital Shortfall” shall equal zero and the Purchase Price payable pursuant to Section 1.2(a) shall not be reduced at the Closing. For example, if the Estimated Net Working Capital is negative $6,600,000 the Estimated Working Capital Shortfall shall be equal to (x) negative US$5,338,462 minus (y) negative $6,600,000, or $1,261,538.

(iii) Within sixty (60) calendar days following the Closing Date, Buyer shall prepare and deliver to Seller a closing consolidated balance sheet of the Business as of the Closing Date (the “Closing Balance Sheet”) setting forth Buyer’s calculation of the Net Working Capital (the “Closing Net Working Capital”), prepared and calculated in accordance and consistent with the form of Net Working Capital Statement, which Closing Balance Sheet and Net Working Capital Statement shall be prepared from the underlying books and records of Seller using individual balances that shall be in accordance with U.S. GAAP applied consistently with the balance sheet contained in the Audited Financial Statements, and accompanied by reasonable supporting documentation used by Buyer to calculate the foregoing.

(iv) The Seller shall have thirty (30) days (the “Review Period”) to review any such Closing Net Working Capital. If the Seller disputes the Closing Net Working Capital, the Seller shall deliver notice of such dispute (a “Notice of Dispute”) to Buyer on or prior to the expiration of the Review Period. Following delivery of any such notice from Seller, authorized representatives of Buyer and Seller shall promptly meet and confer in an effort to resolve such disagreement in good faith. If there is no Notice of Dispute, the Closing Net Working Capital shall be deemed to be the Final Net Working Capital.

(v) In the event Buyer and Seller are unable to resolve a disagreement with respect to the Closing Balance Sheet within fifteen (15) Business Days following the date of delivery of the Notice of Dispute (or such longer period as Buyer and Seller may agree), resolution of such dispute shall be determined by an independent firm of certified public accountants mutually agreeable to Buyer and Seller (the “Neutral Accountants”). If issues in dispute are submitted to the Neutral Accountants for resolution, (A) each Party shall furnish to the Neutral Accountants such work papers and other documents and information relating to the disputed issues as the Neutral Accountants may request and are available to that Party, and shall be afforded the opportunity to present to the Neutral Accountants any material relating to the determination and to discuss the determination with the Accountants; (B) the determination by the Neutral Accountants of the balance sheet of Seller as of the Closing Date, as set forth in a notice delivered to both Parties by the Neutral Accountants, will be binding and conclusive on the Parties; and (C) the fees and expenses of the Neutral Accountants for such determination shall be paid by the Parties in inverse proportion to the outcome of the Parties’ position with respect to the dispute over the final adjustment. For example, if it is Buyer’s position that the adjustment owed is $300, Seller’s position that the adjustment owed is $100 and the Neutral Accountants’ finding that the adjustment owed is $150, then Buyer shall pay 75% (300-150 / 300-100) of the fees and expenses and Seller shall pay 25% (150-100 / 300-100) of the fees and expenses. The Closing Balance Sheet and Closing Net Working Capital as finally determined pursuant to Section 1.2(b)(iv) or (v) shall be referred to herein as the “Final Balance Sheet” and “Final Net Working Capital,” respectively.

(vi) If the Final Net Working Capital is less than the Estimated Net Working Capital, an amount equal to such deficiency shall be paid by the Seller to an account designated in writing by Buyer (by wire transfer of immediately available funds) within five (5) Business Days after the determination of the Net Working Capital on the

Final Balance Sheet. If the Final Net Working Capital is greater than the Estimated Net Working Capital, an amount equal to the lesser of (i) the absolute value of such difference and (ii) the amount of the Estimated Working Capital Shortfall shall be paid to the Seller.

(vii) Payments pursuant to this Section 1.2(b) shall be deemed adjustments to the Purchase Price.

(c) Allocation. Within sixty (60) days after the date hereof, Buyer shall prepare and deliver to Seller an allocation schedule (the “Asset Allocation Schedule”) allocating the portion of the Purchase Price and the Assumed Liabilities attributable to the purchase of Acquired Assets by Buyer among the Acquired Assets as of the Closing Date. Seller shall have ten (10) days after receipt of the Asset Allocation Schedule to provide the Buyer with written notice of Seller’s objection to such allocations. If Seller does not provide written notice of its objection to the Asset Allocation Schedule within such ten (10) day period, the Asset Allocation Schedule shall become final (together, the “Final Purchase Price Allocation”). If Seller provides written notice of its objection to the Asset Allocation Schedule within such ten (10) day period, Buyer and Seller shall negotiate in good faith to agree upon a revised allocation, and any such agreed upon allocation shall become the Final Purchase Price Allocation. If Buyer and Seller cannot agree upon a revised allocation within twenty (20) days following Seller’s written notice of its objection to the Asset Allocation Schedule, then the matters in dispute shall be submitted to the Neutral Accountant, and the Neutral Accountant’s decision on such disputed matters, together with any agreed upon matters, shall constitute the Final Purchase Price Allocation. Buyer and Seller shall use their commercially reasonable efforts to cause the Neutral Accountant to make its determination as promptly as possible and in any event within thirty (30) days after the Neutral Accountant has been retained, including, without limitation, by promptly complying with all reasonable requests for information, books, records and similar items (except to the extent privileged). The cost and expense of the Neutral Accountant for purposes of the foregoing dispute resolution shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Final Purchase Price Allocation shall be binding on Buyer and Seller. In the event that any subsequent adjustment to the Purchase Price occurs as a result of (i) any indemnity payments made pursuant to this Agreement, (ii) any adjustment to the amount of Assumed Liabilities or (iii) for any other reason, including the Net Working Capital adjustment, Buyer shall adjust the allocations under this Section 1.2(c) in such manner as it shall consider appropriate in its reasonable discretion and if Seller objects to such allocation, the Parties shall utilize the dispute mechanism set forth in this provision, as applicable. The Final Purchase Price Allocation (and any adjustments thereto) shall be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties recognize that the Purchase Price and Assumed Liabilities do not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately. The Parties agree to act in accordance with the computations and allocations contained in the Final Purchase Price Allocation in any relevant Tax Returns or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of local, state and foreign law (“1060 Forms”)), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

1.3 The Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 135 Commonwealth Drive, Menlo Park, California 94025 or such other location as may be mutually agreed by the Parties, commencing at 10:00 a.m., local time, on April 30, 2012 or such earlier date as mutually agreed upon by the Parties (but in no event earlier than April 25, 2012), or if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (which the Parties intend will be no later than April 30, 2012) (but in no event more than two (2) Business Days (as defined below)) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in San Francisco, California are permitted or required by law, executive order or governmental decree to remain closed.

(b) Actions at the Closing. At the Closing:

(i) Seller shall deliver (or cause to be delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

(ii) Buyer shall deliver (or cause to be delivered) to Seller the various certificates, instruments and documents required to be delivered under Section 5.2;

(iii) Seller shall deliver to Buyer an executed Bill of Sale in substantially the form attached hereto as Exhibit C (the “Bill of Sale”);

(iv) Seller shall deliver to Buyer an executed Trademark Assignment in substantially the form attached hereto as Exhibit D (the “Trademark Assignment”);

(v) The Parties shall execute and deliver to each other a Patent License Agreement in substantially the form attached hereto as Exhibit E (the “Patent License Agreement”), pursuant to which Seller will grant a nonexclusive, royalty-free, perpetual license to Buyer under the patents and patent applications owned by Seller as of the Closing Date related to the Business to make, use, sell, offer for sale and import the current products of the Business, as applicable;

(vi) Seller shall deliver (or cause to be delivered) evidence reasonably satisfactory to Buyer that all Encumbrances on the Acquired Assets in favor of Silicon Valley Bank and any other Person listed on Schedule 1.3(b)(vi) have been released and terminated;

(vii) Buyer shall deliver to Seller an executed Assumption Agreement and such other instruments as Seller may reasonably request in order to effect the assignment and assumption by Buyer of certain of the Acquired Assets and the Assumed Liabilities;

(viii) Seller shall deliver or otherwise make available to Buyer the Records;

(ix) Seller shall deliver to Buyer an executed Non-Competition Agreement relating to the Business in substantially the form attached hereto as Exhibit F (the “Non-Competition Agreement”);

(x) Seller shall deliver to Buyer an executed sublease, on substantially the terms set forth on Schedule 1.3(b)(x), in a form reasonably satisfactory to the Parties with respect to the Real Estate Lease set forth Schedule 1.3(b)(x) (the “Sublease Agreement”);

(xi) Seller and Buyer shall execute and deliver to each other a Transition Services Agreement in substantially the form attached hereto as Exhibit G (the “Transition Services Agreement”);

(xii) Subject to Section 1.5, to the extent certificated, Seller shall deliver, or cause to be delivered, all stock certificates or other instruments evidencing equity interests in the Transferred Subsidiaries, or an affidavit of loss, as applicable, together with duly executed stock powers, transfer forms, instruments of assignment and other good and sufficient instruments of transfer, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably request to convey, assign, transfer and deliver to Buyer such equity interests in the Transferred Subsidiaries free and clear of Encumbrances; and

(xiii) Buyer shall pay to Seller the Purchase Price in accordance with Section 1.2(b).

1.4 Consents to Assignment. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign or transfer any asset, agreement, lease, authorization, license or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach or default thereof, would result in a violation of the rights of any such third party, would be ineffective, or would in any way adversely affect the rights of Seller or Buyer thereunder. Seller shall use commercially reasonable efforts to obtain the consent of such third party to the assignment to Buyer at the Closing of each Deferred Item (as defined below) in all cases in which such consent is or may be required for such assignment. Buyer will cooperate to the extent commercially reasonable with Seller in Seller’s efforts to obtain such consents. If such consent (a “Deferred Consent”) is not obtained prior to the Closing, then (a) the asset, agreement, lease, authorization, license or permit to which such Deferred Consent relates (a “Deferred Item”) shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, Seller and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing; provided, that Seller shall not be required to make any payments or agree to any material undertakings in connection therewith, and (c) until such Deferred Consent is obtained, Seller and Buyer shall cooperate, in all reasonable respects, in any lawful and commercially reasonable manner and enter into appropriate and reasonable alternative arrangements reasonably proposed by Buyer under which (i) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits (net of the amount of any related Tax costs and any other liabilities or obligations imposed on Seller or any of its Affiliates under the Deferred Item) and (ii) Buyer would assume any related economic burden (including the amount of any related Tax costs and any other liabilities or obligations imposed on Seller or any of its Affiliates) with respect to the Deferred Item, which arrangements shall include, without limitation, processes, procedures and protocols to ensure that (A) Seller (or its Affiliates) provides timely invoices to the third parties of Deferred Items in accordance with payment schedules and terms and conditions of Deferred Items, receives payment of such invoices from such third parties, and endorses and pays to the order of Buyer payments received by Seller for the benefit of Buyer with respect to such Deferred Items and (B) Buyer makes payment to Seller to ensure timely payment of amounts owed to third parties of Deferred Items in accordance with payments schedules and terms and conditions of Deferred Items.

1.5 Transferred Subsidiaries. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement by Seller or any of its Subsidiaries to assign or transfer at Closing any equity interests or shares of capital stock of any Transferred Subsidiary, or any assets or employees of any Transferred Subsidiary, in each case that constitute Acquired Assets (collectively, “Foreign Assets”), and Seller shall not be obligated to assign or transfer, or cause its Affiliates to assign or transfer, such Foreign Assets, until such time as such assignment or transfer can be made in accordance with all applicable laws. Prior to the Closing, Seller and Buyer shall cooperate in good faith with respect to the assignment or transfer of any Foreign Assets and shall use commercially reasonable efforts to enter into, or cause their Affiliates to enter into, agreements in customary form for the transfer and assignment of any Foreign Assets, provided that such agreements will not expand the rights, obligations, responsibilities or liabilities of any of the Parties set forth in this Agreement and provided, further, that Buyer shall not be required to make any payments or agree to any material undertakings in connection therewith. In the event that any Foreign Assets are unable to be transferred at such time as all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing or relate to the assignment or transfer of the Foreign Assets) have been satisfied or waived: (i) the Parties shall use commercially reasonable efforts to amend or modify the terms of the Transition Services Agreement such that, at the Closing, (A) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits with respect to each non-transferred Foreign Asset, and (B) Buyer would assume any related economic burden with respect to each non-transferred Foreign Asset, (ii) from and after the Closing, the Seller will cooperate in all reasonable respects to effect the assignment or transfer, or cause its Affiliates to assign or transfer, such Foreign Assets on the terms contemplated by this Agreement at such time as such assignment or transfer can be made in accordance with all applicable laws; and (iii) notwithstanding anything herein to the contrary, the failure to assign or transfer such Foreign Asset(s) at or prior to the Closing will not constitute a failure of the conditions set forth in Section 5.1 to be satisfied.

1.6 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement. In furtherance of the foregoing, in the case of the Transferred Subsidiaries, Seller, at the request of Buyer, shall execute, acknowledge and deliver to Buyer, or shall cause to be executed, acknowledged and delivered to Buyer, without further consideration, all such further assignments, conveyances, instruments of transfer, stock powers, endorsements, deeds, powers of attorney, consents and other documents and take such other action as Buyer may reasonably request to transfer to and fully vest in Buyer, and protect Buyer’s right, title and interest in and to the equity interests and capital stock of the Transferred Subsidiaries. In the event that the Acquired Assets include assets that are not used in any material respect in connection with the conduct of the Business as determined by the Parties and have been used or are necessary for the conduct of the business and operations of Seller other than the Business, at the request of the Seller, the Buyer shall turnover to Seller such assets subject to reasonable transition arrangements to ensure that neither the Business nor the operations of the Seller are impaired.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof that, except as set forth in the disclosure schedule provided by Seller to Buyer (the “Disclosure Schedule”):

2.1 Organization, Qualification and Corporate Power.

(a) Seller is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the State of Delaware and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate to the Business, makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect (as defined below). Seller has all requisite corporate power and authority to carry on the Business as it is currently conducted and to own and use the properties now owned and used by it. For purposes of this Agreement, “Business Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the business, financial condition or results of operations of the Business, taken as a whole, or (ii) materially impairs the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that a “Business Material Adverse Effect” shall not include, either alone or in combination, any adverse change, effect or circumstance resulting from or arising out of (A) the actions contemplated by the Parties in connection with this Agreement, (B) the announcement, pendency or performance of this

Agreement or the transactions contemplated by this Agreement, (C) changes in the Business’s industry or in markets generally, (D) changes in national or international general economic, political, legal or regulatory conditions, (E) changes in laws or regulations applicable to the Business or U.S. GAAP, (F) national or international political conditions or instability, including the engagement by the United States in hostilities, whether or not pursuant to a declaration of emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other nation, unless the effects referenced in clauses (C) through (F) disproportionately affect Seller, taken as a whole, in a material respect relative to other businesses in the industry or markets in which the Business participates, or (G) the changes, effects or circumstances described in the sixth paragraph of Schedule 2.6(h) of the Disclosure Schedule.

(b) Except for the Transferred Subsidiaries, Seller does not own, directly or indirectly, any Subsidiaries that participate in the conduct of the Business or which own any of the Acquired Assets. For purposes of this Agreement, “Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question (i) owns or controls a majority of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which a majority of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

(c) Section 2.1(c) of the Disclosure Schedule sets forth the name of each Transferred Subsidiary, and, with respect to each Transferred Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock (or equity interests), the number and class of shares (or equity interests) thereof duly issued and outstanding, the names of all stockholders or other equity owners. Each Transferred Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Business Material Adverse Effect. Each Transferred Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Transferred Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by the Seller or any of the Transferred Subsidiaries are owned by them free and clear of any and all Encumbrances.

(d) Except as set forth in Section 2.1(d) of the Disclosure Schedule, with respect to each Transferred Subsidiary, there are (i) no other shares of capital stock, or other securities issued and outstanding or reserved for issuance, (ii) no rights to receive shares on a deferred basis or otherwise, (iii) no stock appreciation rights or other similar rights, (iv) no securities convertible into or exchangeable or exercisable for shares of capital stock, ownership interests, voting securities or other securities, (v) no agreements or other rights to acquire or subscribe from any Transferred Subsidiary, and no obligation of any Transferred Subsidiary to issue capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or other securities of any Transferred Subsidiary, and (vi) no agreements relating to the rights of Seller to vote or to dispose of any shares of the capital stock (or other securities) of any of the Transferred Subsidiaries. No bonds, debentures, notes or other indebtedness of any Transferred Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders may vote, are issued or outstanding. There are no rights or obligations, contingent or otherwise (including rights of first refusal of any Transferred Subsidiary), of any Transferred Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of any Transferred Subsidiary or to provide funds to or make any investment (in the form of loan, capital contribution or otherwise) in any Person. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which any Transferred Subsidiary is a party, or by which it or they are bound. There are no registration rights or other similar agreements, arrangements or understandings to which any Transferred Subsidiary is a party, or by which any Transferred Subsidiary is bound, obligating any Transferred Subsidiary with respect to its securities.

2.2 Title to Assets.

(a) Seller and each Transferred Subsidiary, as applicable, has good and valid title to, a valid license to, or a valid leasehold interest in, the Acquired Assets, free and clear of any Encumbrances. Upon the sale, conveyance, transfer, assignment and delivery of the Acquired Assets in accordance with this Agreement, Buyer will acquire good and valid title to, a valid license to (other than with respect to licenses for the third party software identified on Section 2.2(a) of the Disclosure Schedule and other generally available “off the shelf” third party software), or a valid leasehold interest in, the Acquired Assets, free and clear of any Encumbrances.

(b) For purposes of this Agreement, “Encumbrance” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than the following: (i) mechanic’s, materialmen’s, landlord’s and similar statutory liens arising or incurred in the ordinary course of business that do not impair in any material respect the conduct of the Business or the use of the Acquired Assets; (ii) liens for Taxes not yet due and payable, (iii) liens arising solely by action of Buyer, (iv) liens set forth on Section 2.2(b)(iv) of the Disclosure Schedule, (v) contractual limitations on assignability or transfer of those Acquired Assets listed on Section 2.2(b)(v) of the Disclosure Schedule, and (vi) liens which do not materially and adversely impair the use or value of the Acquired Assets or the right to transfer the Acquired Assets.

2.3 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Bill of Sale, the Assumption Agreement, the Patent License Agreement, the Non-Competition Agreement, Trademark Assignment, the Sublease Agreement, the Transition Services Agreement and any other agreements, certificates or documents to be delivered pursuant to this Agreement (collectively, the “Related Agreements”)

and to perform its obligations hereunder and under each of the Related Agreements to which it is (or will be as of the Closing) a party. The execution and delivery by Seller of this Agreement and each of the Related Agreements to which it is (or will be as of the Closing) a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, including, without limitation, by the stockholders of Seller (to the extent required by applicable law) and no other corporate or other proceedings or actions on the part of Seller, its board of directors or stockholders are necessary therefor. There are no appraisal or dissenters rights under applicable law which are applicable to the execution, delivery and performance of this Agreement by Seller. This Agreement has been, and each Related Agreement to which it is (or will be at Closing) a party will be, duly and validly executed and delivered by Seller and, assuming this Agreement and each of the Related Agreements to which Buyer is (or will be at Closing) a party, constitutes the valid and binding agreement of Buyer, constitutes valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses. Except as set forth on Section 2.3 of the Disclosure Schedules, neither Seller’s Tax Benefits Preservation Agreement, dated January 28, 2012, by and between the Seller and Computershare Trust Company, N.A. nor any state takeover, business combination statute or similar statute or regulation applies to, purports to apply or will apply to this Agreement, any of the Related Agreements or the transactions contemplated hereby and/or thereby.

2.4 Noncontravention. Assuming compliance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), neither the execution and delivery of this Agreement by Seller or any of the Related Agreements to which Seller is (or will be at Closing) a party, nor the consummation by Seller of the transactions contemplated hereby or by the Related Agreements, will:

(a) conflict with or violate any provision of the charter or bylaws or other organizational documents of Seller or any Transferred Subsidiary;

(b) require on the part of Seller or any Transferred Subsidiary any filing with, notice to, or any Permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, right of first offer or refusal, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, Permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Encumbrance to which Seller or any Transferred Subsidiary is a party or by which Seller is bound or to which any of its respective assets is subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to materially impair the Business; or

(d) conflict with or violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Seller, any Transferred Subsidiary or any of or their respective properties or assets.

2.5 Financial Statements.

Seller has provided to Buyer copies of the audited statements of income, cash flows and balance sheets for its fiscal year ended June 30, 2011 (the “Audited Financial Statements”) as well as unaudited consolidated income statements (the “Carve-Out Income Statements”) and balance sheet amounts (the “Carve-out Balance Sheets”) of the Business for the calendar year ended December 31, 2011 (collectively, the “Unaudited Financial Statements”). The Carve-Out Income Statements accurately reflect the revenue, cost of revenue, research and development expenses, and product management expenses of the Business except as set forth on Section 2.5 of the Disclosure Schedule. The Carve-Out Balance Sheets accurately reflect the current and long-term assets of the Business except as set forth on Section 2.5 of the Disclosure Schedule. The consolidated balance sheet amounts of the Business as of March 31, 2012 is referred to herein as the “Most Recent Balance Sheet,” a copy of which attached hereto as Section 2.5 of the Disclosure Schedule, and the date of such Most Recent Balance Sheet, March 31, 2012, is referred to herein as the “Balance Sheet Date”. The Audited Financial Statements and the individual balances in the Unaudited Financial Statements and the Most Recent Balance Sheet have been prepared from the underlying books and records of Seller in accordance with U.S. GAAP and fairly present, in all material respects, the financial condition and consolidated results of operations and cash flows of the Business as of the respective dates thereof and for the periods referred to therein; provided, however, that the Unaudited Financial Statements are subject to quarterly review and year-end adjustments which are disclosed in Section 2.5 of the Disclosure Schedule and do not include footnotes.

2.6 Absence of Certain Changes. Except as contemplated by this Agreement (including those matters contemplated by Section 4.2 of this Agreement or listed on Section 4.2 of the Disclosure Schedule), since the Balance Sheet Date, there have not been any adverse changes in the financial condition or results of operations of the Business, except for any adverse changes that would not reasonably be expected to result in a Business Material Adverse Effect. Except as contemplated by this Agreement (including those matters contemplated by Section 4.2 of this Agreement or listed on Section 4.2 of the Disclosure Schedule), since the Balance Sheet Date, neither Seller nor any Transferred Subsidiary has taken any of the following actions:

(a) sold, assigned or transferred any portion of the Acquired Assets, in each case that is material to the Business, other than (i) in the ordinary course of business or (ii) sales or other dispositions of obsolete or excess equipment or other assets not used in the Business;

(b) cancelled any indebtedness in a material amount, waived or provided a release of any rights of material value to the Business or the Acquired Assets;

(c) except as required by law, granted any rights to severance benefits, “stay pay”, termination pay or transaction bonus to any employee of the Business or increased benefits payable or potentially payable to any such employee of the Business under any previously existing severance benefits, “stay-pay”, termination pay or transaction bonus arrangements (in each case, other than grants or increases that are substantially consistent with the past practice of the Business or grants or increases for which the Buyer will not be obligated following the Closing);

(d) except in the ordinary course of business or in accordance with the Business’ capital expenditure budget attached to Section 2.6(d) of the Disclosure Schedule, made any capital expenditures or commitments therefor with respect to the Business in an amount in excess of $50,000.00 in the aggregate;

(e) acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than acquisitions that have not or will not become integrated into the Business;

(f) amended the terms of any existing Business Benefit Plan (as defined in Section 2.14(a)), except (i) as required by law, (ii) in a manner substantially consistent with the past practices of the Business or (iii) in any manner that would not reasonably be expected to result in a material liability of the Buyer;

(g) materially changed the Tax or accounting principles, methods or practices of the Business, except in each case to conform to changes in U.S. GAAP or applicable local generally accepted accounting principles;

(h) amended, cancelled (or received notice of future cancellation of) or terminated any Designated Contract which is not in the ordinary course of business;

(i) materially increased the salary or other compensation payable by Seller to any Business Employees (as defined in Section 9.4(a)), or declared or paid, or committed to declare or pay, any bonus or other additional payment to Business Employees or consultants, other than payments for which Buyer shall not be liable after Closing and except for customary compensation increases and bonus payments under existing bonus plans and arrangements awarded to Business Employees which have been awarded in the ordinary course of business;

(j) failed to make any material payments on Designated Contracts or material licenses or Permits on a current basis as and when due (except where contested in good faith or cured by Seller) under the terms of such Designated Contracts or material licenses or Permits;

(k) suffered any material damage, destruction or loss relating to the Business or the Acquired Assets, whether or not covered by insurance;

(l) incurred any material claims relating to the Business or the Acquired Assets not covered by applicable policies of liability insurance within the maximum insurable limits of such policies;

(m) mortgaged, sold, assigned, transferred, pledged or otherwise placed an Encumbrance on any Acquired Asset, except in the ordinary course of business or except as otherwise set forth herein;

(n) transferred, granted, licensed, assigned, terminated or otherwise disposed of, modified, changed or cancelled any material rights or obligations with respect to any of the Business IP except in the ordinary course of business; or

(o) entered into any agreement or commitment to take any of the actions set forth in paragraphs (a) through (n) of this Section 2.6.

2.7 Undisclosed Liabilities. Neither the Business nor the Assumed Liabilities include any liability of a type required by U.S. GAAP to be shown on a balance sheet, except for (a) liabilities shown on the Most Recent Balance Sheet, or (b) liabilities which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business.

2.8 Tax Matters.

(a) Seller (with respect to the Business and the Non-Stock Assets) and each Transferred Subsidiary has filed or had filed on its behalf all material Tax Returns (as defined below) that it was required to file (separately or as part of a consolidated, combined or unitary group) with respect to the Business and all such Tax Returns were correct and complete in all material respects. Seller and each Transferred Subsidiary has paid (or had paid on its behalf) all material Taxes (as defined below) that are due, whether or not shown to be due on any such Tax Returns. All material Taxes that Seller or any Transferred Subsidiary, is or was required by law and pursuant to this Agreement to withhold or collect and that were or are due have been duly withheld or collected and, have been paid or will be paid to the proper Governmental Entity. There are no Encumbrances with respect to the Acquired Assets for Taxes. For purposes of this Agreement, “Taxes” means all taxes, including income, gross receipts, capital gain, ad valorem, value-added, goods and services, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes or other similar charges imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes including TD 90.22.1.

(b) Except as set forth in Section 2.8(b) of the Disclosure Schedule, there are no audits, actions, claims or disputes or examinations on going for any Transferred Subsidiary, and no Transferred Subsidiary has received notice in writing of the intention to undertake such activity.

(c) Seller has made available to Buyer correct and complete copies of all (i) material income Tax Returns filed by each Transferred Subsidiary after July 1, 2009, (ii) all Internal Revenue Service forms 5471 filed for tax years beginning on or after July 1, 2009 with respect to any Transferred Subsidiary, and (iii) all Treasury forms TD F 90.22.1 with respect to filings occurring after July 1, 2009.

(d) No written claim has been made by any Governmental Entity in a jurisdiction in which the Transferred Subsidiaries has not filed Tax returns that any of them is or may be subject to income taxation by that jurisdiction.

(e) None of the Transferred Subsidiaries has entered into an agreement with a Tax authority with respect to taxation.

(f) None of the Transferred Subsidiaries (other than Openwave Systems International Holdings, Inc.) has engaged in the conduct of a trade or business in the U.S.

(g) Each of the Transferred Subsidiaries that is not formed under the laws of the United States, or one of the 50 states or the District of Columbia (a “non-U.S. Transferred Subsidiary”) has been since its inception a corporation for U.S. federal tax purposes.

(h) Except as set forth in Section 2.8(h) of the Disclosure Schedule, Buyer will not have any material inclusion after Closing pursuant to Section 951 of the Code with respect to income earned prior to Closing.

(i) As of the Closing Date, none of the Transferred Subsidiaries will hold an investment in U.S. property as defined for purposes of Section 956 of the Code.

(j) None of the Transferred Subsidiaries have any liability under Treasury Regulations Section 1.1502-6 (or any similar law) for Taxes of another person.

2.9 Real Property.

(a) The Acquired Assets do not include any owned real property.

(b) Section 2.9(b) of the Disclosure Schedule completely and accurately lists all leases and subleases of real property, including the Real Estate Leases, used by or held for use by the Seller or any Transferred Subsidiary in connection with the Business (the “Leases”). The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by Seller or any Transferred Subsidiary or, to the Seller’s knowledge, by any other Person (as defined below), or any event that, with notice or lapse of time or both, would constitute a default by Seller or any Transferred Subsidiary or, to the Seller’s knowledge, by any other Person, except for any such failures to be legal, valid, binding and enforceable or defaults that would not reasonably be expected to result in a Business Material Adverse Effect. Seller has made available to Buyer complete and accurate copies of all Leases. All rent and other charges currently due and payable under the Leases have been paid. Seller or one of the Transferred Subsidiaries is the holder(s) of the lessee’s interest under the Leases and has neither assigned the Leases nor subleased all or any portion of the premises leased thereunder. For purposes of this Agreement, the term “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, estate, trust, association, unincorporated organization, other form of entity, of whatever nature, or Governmental Entity.

2.10 Intellectual Property.

(a) Section 2.10(a) of the Disclosure Schedule lists all registrations and applications for registration contained within the Business IP (“Registered Business IP”).

(b) Neither the use and practice of the Business IP nor the operation of the Business as presently conducted infringes or misappropriates any rights in patents, trademarks, service marks, copyrights, trade secrets or other intellectual property of any third party (“Third Party IP”).

(c) The Seller and its Transferred Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use all Third Party IP that is necessary for the operation of the Business as currently conducted.

(d) There are no pending or, to the knowledge of Seller, threatened claims or demands against or written communications to Seller or any Transferred Subsidiary alleging that any aspect of the use or practice of the Business IP or the operation of the Business infringes or misappropriates the rights of others in or to any Third Party IP, or challenging or questioning the validity, unenforceability, use or ownership of any Business IP.

(e) Other than the Assigned Contracts, the Unassigned Master Agreements and confidentiality agreements entered into in the ordinary course of business, neither Seller nor any Transferred Subsidiary has granted to any third party any license or right to the commercial use of any of the Business IP.

(f) There are no settlements, governmental consents, judgments or governmental orders entered into by Seller or any Transferred Subsidiary or imposed upon Seller or any Transferred Subsidiary that restrict the Seller’s or any Transferred Subsidiary’s rights to use any Business IP or the operation of the Business as it is presently conducted, or permit any third parties to use any Business IP.

(g) To the knowledge of Seller, there is no, nor has there been any, infringement or misappropriation by any third party of any material Business IP and neither the Seller nor any Transferred Subsidiary has, since January 1, 2010, brought any action, suit or proceeding for infringement of Business IP or breach of any license or agreement involving Business IP against any third party.

(h) Neither Seller nor any Transferred Subsidiary has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the software included in the Business.

(i) Seller and each Transferred Subsidiary has taken commercially reasonable steps to maintain the confidentiality of its trade secrets and confidential information and, to the Seller’s knowledge, there has been no misappropriation of any of such trade secrets or confidential information. To Seller’s knowledge, no employee, officer, director, consultant or advisor of Seller or of any Transferred Subsidiary is in violation of any term of any employment contract or any other contract or agreement, or any restrictive covenant, relating to the right to use confidential information of others. To the Seller’s knowledge, all use, disclosure or appropriation of confidential information owned by the Seller or any Transferred Subsidiary by or to a third party has been pursuant to the terms of a written agreement between the Seller or any Transferred Subsidiary, as applicable, and such third party.

(j) Each Person who has or had access to any trade secrets or confidential information contained in the Business IP has signed an agreement requiring such Person to keep such information confidential. Each Person who has developed or is or was involved in the development of any Business IP owned by Seller or any Transferred Subsidiary has signed an agreement confirming that either Seller or a Transferred Subsidiary, as applicable, owns such owned Business IP.

(k) The Seller or any Transferred Subsidiary, as applicable, has entered into written agreements with all consultants and employees who contributed to the creation or development of Business IP assigning to Seller the rights to such contributions, which the Seller or such Transferred Subsidiary does not already own by operation of law or otherwise.

(l) All Registered Business IP has been duly maintained and, during the past six months, has not been cancelled, allowed to expire, surrendered, or abandoned, all statutory declarations necessary for the perfection of any Registered Business IP have been filed, and payment of all applicable maintenance fees for such Registered Business IP has been made and is current.

(m) All registrations contained within the Business IP are subsisting and, to the knowledge of the Seller, valid and enforceable, and to the knowledge of the Seller, all material unregistered Business IP is valid, subsisting and enforceable.

(n) To the knowledge of the Seller, either Seller or a Transferred Subsidiary owns or has a valid and enforceable right to use all material Business IP in the Business.

(o) “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no or minimal charge. No Publicly Available Software has been used by Seller or any of the Transferred Subsidiaries (or otherwise used in, used with, or used to develop any software used in the Business) in a manner that would require as a condition of use or otherwise the Seller or any such Transferred Subsidiary to disclose, license, distribute or otherwise make available any source code for any portion of any of the Business IP or grant licenses to make derivative works or other modifications to the Business IP (in either case, excluding the Publicly Available Software itself and any modifications thereto).

(p) No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any software included in the Acquired Assets.

(q) Seller has no intellectual property assets of a nature described in Section 1.1(a)(vi) used in the Business other than the Business IP or included as Excluded Assets pursuant to Section 1.1(b)(i).

2.11 Contracts.

(a) Except as set forth in Section 2.11 of the Disclosure Schedule, the Acquired Assets do not include, any:

(i) agreement for the lease of personal property from or to third parties relating to the Business providing for lease payments the remaining unpaid balance of which is in excess of $50,000.00, other than (A) purchase orders relating to the supply of goods and services to the Business in the ordinary course of business, (B) agreements executed in the ordinary course of business and (C) agreements that can be terminated by Seller on sixty (60) or fewer days’ notice without payment by Seller or any Transferred Subsidiary of any penalty;

(ii) agreement (or group of related written agreements) relating to the Business for the purchase of products or services under which the undelivered balance of such products and services is in excess of $50,000.00, other than any such contracts and agreements that can be terminated by either Seller or any Transferred Subsidiary, as applicable, on sixty (60) or fewer days’ notice without payment by Seller or any Transferred Subsidiary of any penalty;

(iii) agreement establishing a partnership or joint venture for non-income Tax purposes relating to the Business;

(iv) agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness the outstanding balance of which is more than $50,000.00 or under which it has imposed an Encumbrance on any of its material assets, tangible or intangible, relating to the Business, except for any Encumbrances relating to any capitalized lease financing;

(v) agreement that prohibits the Business from freely engaging in business anywhere in the world in any material respect or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service relating to the Business which is material to the Business;

(vi) agreement for the employment or engagement by the Business of any individual on a full-time or part-time employment or consulting basis providing base annual compensation at a rate in excess of $150,000.00 during the year ended December 31, 2011;

(vii) severance, “stay pay”, termination or transaction bonus agreement with any officer or other employee of the Business;

(viii) agreement for the sale of any Acquired Asset which involves a payment to be made to Seller, any Transferred Subsidiary or any Affiliate (as defined below) thereof in excess of $50,000.00, other than agreements for the sale of goods and services in the ordinary course of business;

(ix) agreement entered into in the past five (5) years for the acquisition by Seller or any Transferred Subsidiary of any operating business or the capital stock, partnership interests or other equity interests of any other Person, other than acquisitions by Seller or any Transferred Subsidiary that have not or will not become integrated into the Business;

(x) agreement or commitment with any labor union or other representative of employees of Seller or any Transferred Subsidiary relating to the Business;

(xi) agreement or commitment relating to capital expenditures involving future payments in excess of $100,000, relating to the Business;

(xii) licenses, franchises, distributorship or other agreements or commitment relating to any Person’s rights to any Business IP (other than the Assigned Contracts, Unassigned Master Agreements, commercially available “off the shelf” software licenses, non-disclosure agreements and work-for-hire agreements);

(xiii) any material license, royalty or other agreement concerning intellectual property rights relating to the Business other than the Assigned Contracts and the Unassigned Master Agreements;

(xiv) material agreements with any Governmental Entity relating to the Business; and

(xv) any other agreement or commitment on the part of the Seller or any Transferred Subsidiary relating to the Business, the failure to fulfill which would be reasonably likely to have a Business Material Adverse Effect.

(b) Seller has made available to Buyer a correct and complete copy of each agreement (as amended to date) listed in Section 2.11 of the Disclosure Schedule (the “Designated Contracts”). Each Designated Contract, Assigned Contract and Unassigned Master Agreement is a legal, valid, binding and enforceable obligation of Seller or a Transferred Subsidiary, as applicable, and, to Seller’s knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses), and there exists no material default of Seller or any Transferred Subsidiary, or, to Seller’s knowledge, any other party thereto.

(c) For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.12 Litigation. Section 2.12 of the Disclosure Schedule lists each claim, complaint, action, suit, proceeding, hearing or investigation pending in any Governmental Entity or before any arbitrator relating to the Acquired Assets or the Business, this Agreement or the transactions contemplated herby or thereby (but excluding any claim, complaint, action, suit, proceeding, hearing or investigation relating to any Excluded Asset) or, to Seller’s knowledge, which has been threatened against Seller or any Transferred Subsidiary in relation to the Acquired Assets or the Business.

2.13 Labor Matters. Neither the Seller nor any Transferred Subsidiary is a party to, or bound by, any collective bargaining agreement relating to the Business. Neither the Seller nor any Transferred Subsidiary has, with respect to the Business, experienced since January 1, 2011, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Buyer will not incur any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”) if, during the 90-day period following the Closing Date, only terminations of employment in the normal course of operations and unrelated to the transactions contemplated by this Agreement occur. Section 2.13 of the Disclosure Schedule contains a list of all employees or former employees of Seller and Transferred Subsidiaries who have suffered an “employment loss” (as defined in the regulations under WARN) during the 90-day period preceding the date hereof at each “single site of employment” (as defined in the regulations under WARN) included in the Business, and the date of such employment loss and applicable site of employment for each such person.

2.14 Employee Benefits.

(a) Section 2.14(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) that are either (i) maintained, or contributed to by any Transferred Subsidiary or (ii) maintained or contributed to by Seller or any ERISA Affiliate (as defined below) and under which any current or former employees or service providers of the Business have a present or future right to benefits and that are material to the Business (the “Business Benefit Plans”). For purposes of this Agreement, “Employee Benefit Plan” means (x) any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) other than a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (y) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (z) any other written or oral plan, agreement, arrangement, policy or practice involving direct or indirect compensation or employee benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Seller or any Transferred Subsidiary. Seller has provided Buyer with a description of the Business Benefit Plans in the form provided to new hires.

(b) Each Business Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with all applicable laws, and Seller and each Transferred Subsidiary has met its obligations with respect to such Business Benefit Plan in all material respects. The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. None of the Seller or any Transferred Subsidiary or any ERISA Affiliate is a party to, contributes or is obligated to contribute to any Multiemployer Plan or to any plan covered by Title IV of ERISA. Neither Seller nor any Transferred Subsidiary has any obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any current or former employee of the Business, other than health coverage required to be continued under Section 4980B of the Code or other applicable laws paid at the expense of the employee or former employee.

(c) Except as set forth in Section 2.14(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any payment due, to any employee of the Business, (ii) increase any benefits otherwise payable under any Business Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits or (iv) result in the payment of any amount that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code and that would reasonably be expected to result in liability to Buyer.

(d) Seller has made available to Buyer with respect to each Business Benefit Plan, a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent documents constituting the Business Benefit Plan and all amendment thereto; (ii) any related trust agreement or other funding instrument; (iii) the most recent Internal Revenue Service determination letter; (iv) the most recent summary plan description and summary of material modifications; and (v) any other documents reasonably requested by a Buyer.

(e) With respect to any Acquired Benefit Plan, other than routine claims for benefits, there are no pending, or the knowledge of Seller, threatened liens, lawsuits or complaints to or by any Person or Governmental Entity against such Acquired Benefit Plan or Seller or, to the knowledge of Seller, against any other Person or Party. To the knowledge of Seller, no individual who has performed services for the Business has been improperly excluded from participation in any Acquired Benefit Plan.

(f) All material contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Acquired Benefit Plan, or in accordance with applicable law.

(g) Each Acquired Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Acquired Benefit Plan are subject to Tax under Section 409A of the Code.

2.15 Legal Compliance. The Seller and each Transferred Subsidiary is, with respect to the Business, in compliance in all material respects with all applicable laws of any federal, state or foreign government, or any Governmental Entity, currently in effect with respect to the Business or the Acquired Assets. Neither Seller nor any Transferred Subsidiary is a party to, or is subject to, the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity.

2.16 Permits. Section 2.16 of the Disclosure Schedule lists all material permits, licenses, franchises and other authorizations of any Governmental Entity possessed by or granted to Seller or a Transferred Subsidiary, as applicable in connection with the Business (collectively, the “Permits”). Except as set forth on Section 2.16 of the Disclosure Schedule, (a) neither Seller nor any Transferred Subsidiary is in violation of or default under any Permit used in the Business or operations as presently conducted and (b) no Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement and the Related Agreements.

2.17 Business Relationships with Affiliates. Section 2.17 of the Disclosure Schedule lists any agreements with respect to the Business whereby any Affiliate of Seller or a Transferred Subsidiary directly or indirectly (a) owns (or has any interest in) any property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against the Business, or (c) owes any money to, or is owed any money by, the Business.

2.18 Brokers’ Fees. Neither Seller nor any Transferred Subsidiary has any liability or obligation to pay any fees, payments or commissions to any broker, finder, agent or other Person with respect to the transactions contemplated by this Agreement, and no broker, finder, agent or other Person has taken any action on which a claim for any such fees, payments or commissions could be based.

2.19 Sufficiency of Assets. Assuming Buyer (or one or more of its Affiliates) have the ability to provide to the Business all (a) facilities (including internet bandwidth and furnishings), (b) licenses for “off-the-shelf” or otherwise generally available software (including the third party software identified on Section 2.2(a) of the Disclosure Schedule), and (c) executive, accounting/finance, marketing, legal, human resources, information technology and similar services currently provided to the Business by Seller, the Acquired Assets and the rights licensed to Buyer under the Patent License Agreement, collectively are, when utilized with the New Buyer Employees, adequate and sufficient to conduct the Business immediately following the Closing in a manner consistent in all material respects with the manner in which it was conducted in the ordinary course of business prior to the Closing Date; provided that this Section 2.19 does not constitute a representation or warranty as to non-infringement or misappropriation of Third Party IP (which is covered exclusively in Section 2.10(b)).

2.20 Other Representations Regarding Assets.

(a) Accounts Receivable. The Accounts Receivable reflected on the Most Recent Balance Sheet and the Accounts Receivable arising after the date thereof (i) have arisen in the ordinary course of business consistent with Seller’s past practices; and (ii) represent bona fide valid obligations due to Seller or any Transferred Subsidiary, and, to the knowledge of Seller, are not subject to any known defenses, counterclaims or offsets.

(b) Equipment. The items of Equipment and all other tangible property included in the Acquired Assets that are reasonably necessary for the conduct of the Business are in good working order and fit for their intended use in all material respects, subject to reasonable wear and tear in light of the age and usage thereof.

2.21 Customers. Section 2.21 of the Disclosure Schedule sets forth, for the fiscal year ended June 30, 2011 and as of March 31, 2012 a true and complete list of the ten (10) largest customers (by dollar volume of sales) of the Seller relating to the Business (the “Significant Customers”). Except as set forth in Section 2.21 of the Disclosure Schedule, neither Seller nor any Transferred Subsidiary has received any written notice that any Significant Customer has terminated, defaulted on (in any material respect and beyond any applicable notice and cure period) or, to the Seller’s knowledge, indicated an intention or plan by way of written notice to terminate any Designated Contract with the Seller or any Transferred Subsidiary, as applicable, pursuant to which all or a material part of the purchases of goods from Seller or a Transferred Subsidiary have historically been made by a Significant Customer.

2.22 Suppliers. Section 2.22 of the Disclosure Schedule sets forth, for the fiscal year ended June 30, 2011 and as of March 31, 2012, a true and complete list of the ten (10) largest suppliers, contractors and subcontractors of the Seller relating to the Business (the “Largest Suppliers”) based on the aggregate value of raw materials, supplies, merchandise and other goods and services ordered by Seller or any Transferred Subsidiary from such suppliers, contractors and subcontractors during the 12-month period ended December 31, 2011 and the 3-month period ended March 31, 2012. Except as set forth in Section 2.22 of the Disclosure Schedule, neither Seller nor any Transferred Subsidiary has received any written notice that any of its Largest Suppliers will not continue to sell raw materials, supplies, merchandise and other goods and services to Seller or any Transferred Subsidiary on terms and conditions substantially the same as those used in its current sales to Seller or a Transferred Subsidiary, as applicable subject to general and customary price increases. None of the Largest Suppliers has given Seller or any Transferred Subsidiary written notice of the termination or any material change in the terms of its business relationship with the Seller or any Transferred Subsidiary, as applicable.

2.23 Insurance. Seller and each Transferred Subsidiary presently has in effect, all errors and omissions insurance policies, and all other insurance policies, required by applicable law in connection with the operation of the Business. Each such policy is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect and all premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by the Seller with respect to such policies, except for any such failures to be legal, valid, binding and enforceable or notices of cancellation or termination that would not reasonably be expected to result in material uninsured risk.

2.24 Product Warranty and Product Liability.

(a) Except as set forth in Section 2.24(a) of the Disclosure Schedule, there are no pending, or to the knowledge of Seller, threatened claims for (i) product returns or (ii) warranty obligations, in each case, other than in the ordinary course of business, that are material to the Business.

(b) The products of the Seller or a Transferred Subsidiary, as applicable, relating to the Business, to Seller’s knowledge, conform in all material respects to the specifications, documentation and sample demonstration furnished to the customers of Seller or a Transferred Subsidiary, as applicable relating to the Business and made available to Buyer.

2.25 Absence of Sensitive Payments. Neither the Seller, nor any Transferred Subsidiary, or any stockholder, director, agent, employee or officer of the Seller or any Transferred Subsidiary, or to the Seller’s knowledge, any other Person associated with or acting for or on behalf of the Seller or any Transferred Subsidiary, has directly or indirectly: (i) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, in violation of applicable law (x) to obtain favorable treatment in securing business, (y) to pay for favorable treatment for business secured, or (z) to obtain special concessions, or for special concessions already obtained, or in respect of the Seller or any Transferred Subsidiary or any of their Affiliate; or (ii) established or maintained any fund or asset of the Seller or any Transferred Subsidiary relating to the Business that has not been recorded in the Records of the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof that:

3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

3.2 Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which Buyer is (or will be as of the Closing) a party and to perform its obligations hereunder and under each of the Related Agreements to which it is (or will be as of the Closing) a party. The execution and delivery by Buyer of this Agreement and each of the Related Agreements to which it is (or will be as of the Closing) a party and the performance by Buyer of this Agreement and its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each Related Agreement to which it is (or will be at Closing) a party will be, duly and validly executed and delivered by Buyer and, assuming this Agreement and each of the Related Agreements constitutes the valid and binding obligation of Seller, constitutes a valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3 Noncontravention. Assuming compliance with the notification requirements of the HSR Act, neither the execution and delivery of this Agreement by Buyer or any of the Related Agreements to which Buyer is (or will be at Closing) a party, nor the consummation by Buyer of the transactions contemplated hereby or by the Related Agreements, will:

(a) conflict with or violate any provision of the charter or bylaws of Buyer;

(b) require on the part of Buyer any filing with, notice to, or Permit, authorization, consent or approval of, any Governmental Entity;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, Permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Encumbrance to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the assets, business, financial condition or results of operations of Buyer or on the ability of Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”); or

(d) conflict with or violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets.

3.4 Broker’s Fees. Buyer has no liability or obligation to pay any fees, payments or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, and no broker, finder, agent or other Person has taken any action on which a claim for any such fees, payments or commissions could be based.

3.5 Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.6 Financing. Buyer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including payment to Seller of the Purchase Price at the Closing (“Financing”). Buyer has delivered to Seller true and complete copies, as of the date of this Agreement, of executed commitment letters (the “Equity Commitment Letters”) from Marlin Equity III, L.P., a Delaware limited partnership, and Marlin Executive Fund III, L.P., a Delaware limited partnership (together, the “Sponsors”), to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein. As of the date of this Agreement, the Equity Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of the Sponsors, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity and the availability of equitable remedies (regardless of whether considered in a proceeding at law or in equity). The net proceeds contemplated by the Equity Commitment Letters will in the aggregate constitute an amount equal to not less than the amount of the Financing. As of the date of this Agreement, none of the Equity Commitment Letters has been amended or modified, and to the knowledge of Buyer no such amendment or modification is contemplated, and the respective obligations and commitments contained in such letters, have not been withdrawn or rescinded in any respect. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Equity Commitment Letters.

3.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Efforts. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated by this Agreement and the Related Agreements, including to obtain all waivers, Permits, consents, approvals or other authorizations from Governmental Entities, to effect all registrations, filings and notices with or to Governmental Entities and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, any necessary registrations of capital stock and equity interests of Transferred Subsidiaries.

4.2 Operation of Business. Except as contemplated by this Agreement, or as set forth on Schedule 4.2 attached hereto, during the period from the date of this Agreement until the Closing Date, Seller shall use commercially reasonable efforts, and shall cause the Transferred Subsidiaries to use commercially reasonable efforts, to conduct the operations of the Business in the ordinary course, pay its debts, Taxes and license fees with respect to the Business when due, pay or perform other obligations with respect to the Business when due, and use commercially reasonable efforts consistent with past practice and policies to preserve intact their present business organization, and preserve the Seller’s and the Transferred Subsidiaries relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Seller or any Transferred Subsidiary to the extent such relationships relate to the Business.

4.3 Access. From the date hereof until Closing, subject to compliance with applicable laws and regulations, and contractual obligations of Seller regarding proprietary information of third parties, Seller shall permit (or cause to be permitted) the representatives of Buyer to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business or other businesses of Seller or its Affiliates) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business for reasonable business purposes. Buyer acknowledges that it remains bound by the nondisclosure agreement, dated January 19, 2012, as amended, entered into between Buyer and Seller (the “Confidentiality Agreement”). Prior to the Closing, Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of Seller, any Transferred Subsidiary or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

4.4 Elimination of Intercompany Items. Prior to the transfer of any Transferred Subsidiary all payables, receivables, liabilities and other obligations between Seller, on the one hand, and such Transferred Subsidiary, on the other hand, shall be eliminated.

4.5 HSR Act. As promptly as practicable, and in any event within three (3) Business Days following the execution and delivery of this Agreement, Buyer and Seller, as applicable, shall prepare and file any necessary or advisable notification, application or other document under the HSR Act in connection with the transactions contemplated hereby. Buyer and Seller shall request and seek, and shall not take any action that will have the effect of delaying, impairing or impeding the receipt of, the early termination of any applicable waiting or suspension periods, or if applicable the early approval of or clearance by, any Governmental Entity, under the HSR Act. In connection with any filings pursuant to this Section 4.5, Buyer and Seller shall each: (i) promptly notify the other Party of any written or oral communication from, and permit the other to review in advance any proposed written communication to, any Governmental Entity, except that the Parties shall be permitted to exchange proprietary and confidential information only between each other’s outside counsel; (ii) not agree to participate in any substantive meeting or discussion with the any Governmental Entity unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party or its counsel the opportunity to attend and participate in such meeting; and (iii) furnish the other Party with copies of all correspondence, filings, and communications with any Governmental Entity, except to the extent prohibited by applicable law or the instructions of such Governmental Entity.

4.6 Notices of Certain Events. From the date hereof until the Closing, Seller and Buyer shall promptly notify the other Party of any of the following after gaining knowledge thereof:

(a) the breach or failure to be true and correct of any representation or warranty made by it contained in this Agreement, which breach or failure to be true and correct would prevent the satisfaction by it of a condition in Section 5.1(a) or 5.2(a), as applicable, prior to the Outside Date;

(b) the occurrence of any change, condition or event that has had or would reasonably be expected to have a Business Material Adverse Effect or Buyer Material Adverse Effect, as applicable;

(c) any material failure by such Party to comply with in any material respect any covenant or agreement to be complied with by it hereunder, which failure to comply with such covenant or agreement would prevent the satisfaction by it of a condition in Section 5.1(b) or 5.2(b), as applicable, prior to the Outside Date.

4.7 Cooperation with Financing. In order to assist with obtaining Financing, Seller agrees to use its commercially reasonable efforts to provide such assistance and cooperation with the Financing as Buyer and its Affiliates may reasonably request, including (i) assisting Buyer and its financing source in the preparation of marketing materials, (ii) furnishing Buyer and its financing source with financial and other pertinent information regarding the Business as may be reasonably requested by Buyer to consummate the Financing, (iii) making senior management of Seller reasonably available for discussion with the proposed financing sources, and (iv) cooperating with prospective lenders in performing their due diligence of the Business; provided, that nothing in this Section 4.7 shall require any such cooperation by Seller to the extent that it would (A) require the Seller or any of its representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses or incur any liability or give any indemnities or otherwise commit to take any similar action, (B) require Seller to pledge any assets as collateral, pay any commitment or other similar fee or incur any other liability in connection with the Financing, (C) unreasonably interfere with the ongoing business or operations of the Business, (D) require the Seller to take any action that will conflict with or violate the Seller’s organizational documents or any laws or result in a violation or breach of, or default under, any contract or agreement which the Seller is a party; provided, further, that there shall be no liability or obligation of the Seller or any of its representatives under any agreement entered into in connection with the Financing. Buyer shall, promptly upon request by the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs incurred by it in connection with the cooperation contemplated by this Section 4.7 and shall indemnify and hold harmless the Seller and its representatives from and against any and all losses suffered or incurred by them in connection with the cooperation contemplated by this Section 4.7 in arranging the Financing and any information utilized in connection therewith

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a)(i) each of the Fundamental Representations of Seller set forth in Article II shall be true and correct at and as of the Closing Date as if made as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, in which case, as of such other date); and (ii) the other representations and warranties of Seller set forth in Article II shall be true and correct at and as of the

Closing Date as if made as of the Closing Date (disregarding all qualifications and exceptions as to materiality or Business Material Adverse Effect contained therein), except (x) for changes contemplated or permitted by this Agreement or consented to by Buyer, (y) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (z) below), and (z) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Business Material Adverse Effect;

(b) Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement and the Related Agreements as of or prior to the Closing;

(c) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (a) through (b) of this Section 5.1 is satisfied;

(d) all waiting periods (and any extensions thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or otherwise been terminated;

(e) Seller shall have delivered to Buyer a certificate of non-foreign status in form and substance consistent with Treasury Regulations Section 1.1445-2(b)(2);

(f) no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(g) Buyer shall have received all of the items required to be delivered to it by Seller pursuant to Section 1.3(b);

(h) at least four (4) of the individuals set forth on Schedule 5.1(h) shall have accepted and not revoked or rescinded their acceptance of employment with Buyer or one of its Affiliates pursuant to employment offer letters entered into following the date of this Agreement, other than on account of death or disability; and

(i) since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect.

5.2 Conditions to Obligations of Seller. The obligation of Seller to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Seller) of the following conditions:

(a)(i) each the Fundamental Representations of Buyer set forth in Article III shall be true and correct at and as of the Closing Date as if made as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, in which case, as of such other date; and (ii) the other representations and warranties of Buyer set forth in Article III shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except (x) for changes contemplated or permitted by this Agreement or consented to by Seller, (y) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (z) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement and the Related Agreements as of or prior to the Closing;

(c) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.2 is satisfied;

(d) no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(e) all waiting periods (and any extensions thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or otherwise been terminated; and

(f) Seller shall have received all of the items required to be delivered to it pursuant to Section 1.3(b).

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Seller. Subject to the terms and conditions of this Article VI, from and after the Closing, Seller shall indemnify Buyer and its Subsidiaries and their respective officers, directors, shareholders, members, partners and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) in respect of, and hold the Buyer Indemnified Parties harmless against, any and all claims, judgments, causes of action, losses, debts, obligations and other liabilities, monetary damages, fines, penalties, costs, interest and expenses, including costs of defense, and reasonable attorneys’ fees and expenses (collectively, “Damages”) incurred or suffered by any of the Buyer Indemnified Parties, provided that Damages in respect of Taxes shall not include any Taxes attributable to a period subsequent to a Pre-Closing Tax Period:

(a) to the extent resulting from any (i) breach of any representation or warranty of Seller contained in Article II of this Agreement or the certificate of Seller delivered at the Closing pursuant to Section 5.1(c) or (ii) failure to perform any covenant or agreement of Seller contained in this Agreement or Related Agreements;

(b) to the extent resulting from or constituting Excluded Liabilities; and

(c) to the extent relating to Pre-Closing Taxes of the Transferred Subsidiaries or with respect to the Non-Stock Assets.

6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify Seller and its Subsidiaries and their respective officers, directors, shareholders, members, partners and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) in respect of, and hold the Seller Indemnified Parties harmless against, any and all Damages incurred or suffered by any of the Seller Indemnified Parties:

(a) to the extent resulting from any (i) breach of any representation or warranty of Buyer contained in Article III of this Agreement or the certificate of Buyer delivered at the Closing pursuant to Section 5.2(c) or (ii) failure to perform any covenant or agreement of Buyer contained in this Agreement or Related Agreements; or

(b) to the extent resulting from or constituting Assumed Liabilities.

6.3 Claims for Indemnification.

(a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined in this Section 6.3(a)) shall be made in accordance with the following procedures. A Person entitled to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party, provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligations hereunder, except to the extent that the Indemnifying Party has been materially prejudiced thereby, and then only to such extent. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Damages for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party, or any matters with respect to Taxes, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to Section 6.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and, if then known, the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party or the method of computation of the amount of such claim of any Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.13.

6.4 Survival.

(a) The representations and warranties of Seller and Buyer set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 5.1(c) and 5.2(c) shall survive the Closing for a period of eighteen (18) months (the “General Survival Date”), except as otherwise set forth in this Section 6.4. All such representations and warranties shall expire on the eighteen-month anniversary of the Closing Date, except for the representations and warranties of Seller contained in Sections 2.1, 2.2, 2.3, 2.8, 2.18, and 2.19 and of Buyer contained in Sections 3.1, 3.2 and 3.4 (collectively, the “Fundamental Representations”), which shall survive the Closing until sixty (60) calendar days after the expiration of the applicable statute of limitations.

(b) None of the covenants (other than Section 6.1(c)) or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing only until the expiration of the term of the undertaking set forth in such agreement and covenant.

(c) No Party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof; provided, however, any valid claim that is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) or Section 6.4(b) of the representation or warranty or covenant that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

6.5 Limitations.

(a) Subject to Section 10.12 and except with respect to claims made pursuant to Article VIII, from and after the Closing, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. Subject to Section 10.12, from and after the Closing, the rights of Buyer and Seller under Article VIII shall be the sole and exclusive remedy of Buyer and Seller with respect to the subject matter of Article VIII. Without limiting the generality of the foregoing two sentences, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing contained in this Agreement shall relieve or limit the liability of any Party or any officer or director of such Party from any liability arising out of or resulting from common law fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the following four limitations shall apply:

(i) the aggregate liability of Seller for all Damages under Section 6.1(a)(i) (other than on account of the breach of any Fundamental Representation) shall not exceed an amount equal to the Applicable Cap Amount;

(ii) the aggregate liability of Seller for all Damages under Article VI shall not exceed an amount equal to the Purchase Price;

(iii) no individual claim or series of claims related to a single event for indemnification under Sections 6.1(a)(i) or 6.2(a)(i) shall be valid and assertable unless it is (or they are) for an amount in excess of $50,000.00; and

(iv) Seller shall be liable under Section 6.1(a)(i) (other than on account of the breach of any Fundamental Representation) for only that portion of the aggregate Damages under such sections, considered together, which exceeds one percent (1%) of the Purchase Price (the “Deductible Amount”) (it being understood that Seller shall not be liable, in any event, for Losses up to the Deductible Amount under Section 6.1(a)(i), considered together).

For purposes hereof, the “Applicable Cap Amount” shall mean (x) from the Closing Date until the twelve-month anniversary of the Closing Date (the “Initial Reduction Date”), fifteen (15%)

percent of the Purchase Price, and (y) otherwise, and at all times after the Initial Reduction Date, (A) seven and one-half percent (7.5%) of the Purchase Price plus (B) the amount of any pending claims asserted in good faith by a Buyer Indemnified Party prior to the Initial Reduction Date (the “Pending Claims Amount”) (provided that (1) such Applicable Cap Amount shall never exceed an amount equal to fifteen percent (15%) of the Purchase Price, and (2) the Pending Claims Amount shall be reduced from time to time as such claims are resolved to the extent the parties agree no amounts are owed with respect to such claims or such claims have been paid or otherwise satisfied, in each case, in whole or in part, as applicable).

(c) In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article VI that are (i) consequential, in the nature of lost profits, diminutions in value, special or punitive or otherwise not actual Damages, except to the extent that any of the foregoing are awarded to a third party against, and paid by, any Indemnified Party in circumstances in which such Indemnified Party is entitled to indemnification hereunder, (ii) contingent, unless and until such Damages are actual and mature, or (iii) included in the determination of the Final Working Capital. Other than with respect to Taxes (except to the extent provided in Section 6.5(d)), Buyer shall (and shall cause the Business to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to Buyer by Seller under Article VI.

(d) The amount of any Damages for which indemnification is provided under this Article VI shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies or other related payments received from third parties and any other actually received by the Indemnified Party or any of its Affiliates. An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs, and each of the Buyer, Seller and the Indemnified Party with respect to any indemnification claim shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within ten (10) days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article VI with respect to such claim plus the amount of the insurance payments received, over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.

(e) Notwithstanding anything to the contrary in this Agreement, any limitation or qualification as to materiality, Business Material Adverse Effect or Buyer Material Adverse Effect shall be disregarded solely for purposes of determining the amount of any Indemnifying Party’s indemnification obligation, but such limitations and obligations shall not be disregarded for purposes of determining whether there has been any breach of any representation, warranty, covenant or agreement in this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, Seller hereby agrees that it will not settle any of the legal proceedings set forth on Section 2.12 of the

Disclosure Schedule without the consent of the Buyer, which consent shall not be unreasonably withheld, except for a final and non-appealable settlement thereof which only involves the payment of money damages by Seller or any of its Subsidiaries and no obligations or liabilities of the Buyer or its Affiliates. Notwithstanding the foregoing, in the event that Seller makes a written request for Buyer to consent to a settlement of any of the legal proceedings set forth on Section 2.12 of the Disclosure Schedule and Buyer does not respond within ten (10) Business Days of such written request, then Buyer shall be deemed to have consented to such settlement on the terms described by Seller in the initial request for purposes of this Section 6.5(f).

6.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price, to the extent consistent with applicable law.

6.7 Minimum Cash. In order to satisfy the indemnification obligations of Seller pursuant to Section 6.1 above, Seller agrees that Seller and its domestic Subsidiaries shall maintain cash and cash equivalents on hand in an amount at least equal to one and one-half (1.5X) times the Applicable Cap Amount until the earlier of (i) the General Survival Date, and (ii) the date on which Seller deposits an amount equal to the Applicable Cap Amount in escrow with a nationally recognized, third party escrow agent reasonably acceptable to Buyer, provided, however, in the event of the occurrence of a Change in Control of Seller prior to the expiry of the General Survival Date, at or prior to the closing of such Change in Control, Seller shall deposit an amount equal to the Applicable Cap Amount in escrow with a nationally recognized, third party escrow agent reasonably acceptable to Buyer. Any amounts deposited with a third party escrow agent pursuant to this Section 6.7 will be held by the escrow agent until the General Survival Date, at which time such amounts will be released to Seller net of any pending claims asserted in good faith by a Buyer Indemnified Party prior to the General Survival Date. All disputed amounts shall be retained by the third party escrow agent until delivery by Buyer or Seller of joint written instructions or a non-appealable court order. Each of the foregoing terms will be set forth in more detail in an escrow agreement in customary form that is reasonably acceptable to each of Buyer and Seller. For the purposes of this Section 6.7, “Change in Control” means the occurrence of any of the following events: (x) the sale, exchange, lease or other disposition of all or substantially all of the assets of the Seller to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), (y) a merger or consolidation involving the Seller in which voting securities of Seller owned by the shareholders of the Seller immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation, or (z) the direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) of the voting securities of Seller by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided, that “person or group of related persons” shall not include Seller, a subsidiary of the Seller, or an employee benefit plan sponsored by the Seller or a subsidiary of Seller (including any trustee of such plan acting as trustee).

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to Seller if any of the conditions precedent under Section 5.1 hereof have become incapable of fulfillment;

(c) Seller may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 5.2 hereof have become incapable of fulfillment; and

(d) Buyer or Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before 12:00 noon, Pacific Standard Time, on the date sixty (60) days after the date hereof (the “Outside Date”) by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof;

provided, however, that no Party may terminate this Agreement pursuant to clauses (b) through (d) if the basis for termination results from a material breach by such Party of any of its agreements or covenants contained in this Agreement.

7.2 Effect of Termination.

(a) Except as set forth in Section 7.2(b), if either Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party; provided, however, that no such termination shall relieve a breaching Party of liability for the willful or intentional breach of this Agreement.

(b) Notwithstanding any other provision contained in this Agreement to the contrary, (i) the last sentence of Section 4.7, this Section 7.2, Article X and the Confidentiality Agreement shall survive the termination of this Agreement for any reason, (ii) the failure of Buyer to consummate the transactions contemplated by this Agreement on the date required by Section 1.3(a) after the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date, assuming for purposes hereof that the date of termination is the Closing Date) have been satisfied or waived shall constitute a willful and intentional breach by Buyer, and Buyer shall be liable to Seller for such breach as provided herein notwithstanding any termination of this Agreement, and (iii) the failure of Seller to consummate the transactions contemplated by this Agreement on the date required by Section 1.3(a) after the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date, assuming for purposes hereof that the date of termination is the Closing Date) have been satisfied or waived shall constitute a willful and intentional breach by Seller, and Seller shall be liable to Buyer for such breach as provided herein notwithstanding any termination of this Agreement.

ARTICLE VIII

TAX MATTERS

8.1 Certain Tax Matters.

(a) Each of Seller and Buyer shall be responsible for one half (1/2) of the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.

(b) For purposes of this Agreement,

(i) “Pre-Closing Taxes” means a Tax that is (i) attributable to a Tax period that began and ends on or before the Closing Date (including, without limitation, Taxes that arise by virtue of the transactions contemplated under this Agreement and any Tax that is attributable to a breach (without regard to any disclosure) of Sections 2.8(h) or (i) of this Agreement) (ii) a Tax from a Straddle Period that is attributable to a Pre-Closing Tax Period pursuant to this Section 8.1(b) ) and, for the avoidance of doubt, (iii) any amounts payable to a third party pursuant to an agreement that the Seller or an Affiliate would indemnify the third party for Taxes that should have been withheld on payments made to Seller or Affiliate in a Pre-Closing Tax Period; provided, however, that notwithstanding anything herein to the contrary, Pre-Closing Taxes shall not include any Taxes described in Section 8.1(a).

(ii) “Pre-Closing Tax Period” means a Tax period that began before and ends on or before the Closing Date and that portion of a Straddle Period that began before and through the end of the Closing Date;

(iii) Whenever it is necessary to determine the liability for real property, personal property and similar ad valorem Taxes for or with respect to the Acquired Assets for a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the Taxes for the portion of the Straddle Period ending on and including, and for the portion of the Straddle Period beginning after, the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date, or the number of calendar days during the Straddle Period beginning the day after the Closing Date, as applicable, and the denominator of which is the number of calendar days in the entire Straddle Period; and

(iv) Whenever it is necessary to determine the liability for all Taxes not referenced in Section 8.1(b)(iii) (such as income, employee and payroll Taxes) it shall be determined as if the Straddle Period ended at the end of the day on the Closing Date.

8.2 Cooperation on Tax Matters; Tax Audits. Buyer and Seller and its respective Affiliates shall reasonably cooperate in furnishing such information within such Party’s possession requested by the Party filing Tax Returns as is reasonably relevant to their preparation.

8.3 Preparation and Filing of Certain Tax Returns. Buyer shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Seller in respect of the Non-Stock Assets and Business that are not income Tax Returns and all Tax Returns (other than the portion of the consolidated Tax returns or other similar returns of the Seller) of the Transferred Subsidiaries with respect to any Pre-Closing Tax Period that are due after the Closing Date. Buyer shall prepare such Tax Returns consistent with past practices of the Company, except as required by law, and shall provide the Seller the right to review and comment on such Tax Returns no later than thirty (30) days prior to the due date for filing such Tax Returns. Buyer shall make all such reasonable changes as are requested by the Seller that are in accordance with applicable law, and for which the position is more likely than not to be sustained if challenged. Seller shall remit to Buyer the Pre-Closing Taxes due with respect to such Tax Returns no later than five (5) days before the due date for payment. Without limiting Buyer’s rights for indemnification, Buyer shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Authority before such Taxes are due.

8.4 Action by Buyer. Except as provided in Section 8.3 and as required by applicable law, none of Buyer, the Transferred Subsidiaries or their Subsidiaries shall amend or file any Tax Returns of the Seller or a Transferred Subsidiary for any taxable period, or portion thereof, ending on or before the Closing Date, without the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed. For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Buyer shall cause the Transferred Subsidiaries to carry on their business and operate the Assumed Assets and Business only in the ordinary course in the same manner as previously conducted. Neither Buyer nor any of its Affiliates shall make an election under Section 338 of the Code, or any similar provision of state or non-U.S. law with respect to the purchase of the Transferred Subsidiaries or any of their Subsidiaries except as provided in Section 8.5.

8.5 Elections. Buyer may make an election pursuant to section 338(g) of the Code with resepct to the acquisition of the non-U.S. Transferred Subsidiaries and will timely notify Seller when the election is made. If requested by Buyer, Seller will join in the making of an election pursuant to section 338(h)(10) of the Code with respect to the acquisition of Openwave Systems International Holdings, Inc. However, if any election is made under Section 338(g) of the Code or Section 338(h)(10) of the Code, as applicable, pursuant to the two preceding sentences, Buyer shall reimburse Seller for any net incremental Tax costs Seller or its Subsidiaries incur solely as a result of such election, which for the avoidance of doubt shall include any incremental cash Tax cost, or reduction in Tax attributes, of Seller or its Subsidiaries associated with any such election. Buyer will in good faith work with Seller to determine any such net incremental costs associated with such election.

8.6 Tax Refunds. Seller shall be entitled to receive from Buyer, the Transferred Subsidiaries or their Subsidiaries all refunds of Pre-Closing Taxes actually received or credited against an otherwise payable Tax liability of any Transferred Subsidiary, including any interest thereon, less any costs, including Taxes, that are incurred in the realization of such refund or credited against Tax liability or in transferring the refund to the Seller. Promptly upon receipt of any such Tax refund or credited against Tax liability Buyer will deliver such net amount to the Seller.

ARTICLE IX

FURTHER AGREEMENTS

9.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, upon reasonable advance notice, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably required for financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation or insurance claim, or performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b) Access to Personnel. Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request and upon reasonable advance notice, such Party’s and its Affiliates’ officers, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 9.1(a).

(c) Reimbursement. A Party providing Information or personnel to another Party under Section 9.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to officers and employees of the providing Party or its Affiliates.

(d) Retention of Records. Except as otherwise required by law or agreed to in writing by the Parties, Buyer and Seller shall each (and each shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the

Business prior to the Closing until December 31, 2017. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.

(e) Preparation of Seller Financial Statements. Following the Closing, Buyer shall cause the Business to prepare and provide to Seller and its Affiliates all information relating to the Business reasonably required for Seller and its Affiliates to prepare the financial statements of Seller and its Affiliates for all fiscal periods that precede or include the Closing Date. During the period of preparation of such financial statements of Seller and its Affiliates, Buyer shall use its commercially reasonable efforts to ensure that Seller and its Affiliates (and their auditors) will be provided with access to the Business, its financial management, including the financial directors of each Business and any accountant’s work papers, and their books, accounts and records and will be able to review the work being carried out in accordance with this Section 9.1(e). Buyer shall not be responsible and shall have no responsibility for Seller’s use, presentation or dissemination of such financial statements and Seller shall indemnify Buyer therefrom.

9.2 Disclosure Generally. Any information furnished in any Section of the Disclosure Schedule (or any update thereto) shall be deemed to be disclosed and modify all of Seller’s representations and warranties only to the extent that the applicability of such disclosed information to such other Section of the Disclosure Schedule is reasonably apparent. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the terms “to the knowledge of Seller,” “to Seller’s knowledge,” “known by Seller” or other words of similar meaning shall mean the actual knowledge of the persons listed on Schedule 9.2 attached hereto, after due and reasonable investigation, and shall not refer to the knowledge of any other person or entity.

9.3 Acknowledgments by Buyer. Buyer acknowledges that it has conducted an independent investigation of the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in Article II of this Agreement, including the Disclosure Schedules (and any updates thereto). Such representations and warranties constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the business and any set forth in the confidential descriptive memorandum previously delivered to buyer), are specifically disclaimed by Seller. Buyer also acknowledges that its sole and exclusive recourse in respect of the transactions contemplated by this Agreement is to assert rights of Buyer pursuant to Article VI, Article VIII and Section 10.12 subject to the qualifications set forth therein.

9.4 Certain Employee Benefits Matters.

(a) Offer of Employment; Continuation of Employment. Prior to the Closing Date, Buyer agrees it will make offers of employment to at least ninety-five percent (95%) of the employees of Seller set forth on Schedule 9.4(a) (each, a “Business Employee”) in good faith, with salary and bonus compensation that is substantially similar to that provided by Seller and with other terms and conditions such that, if the offer is declined by the Business Employee, the Business Employee shall not be deemed to have suffered an “employment loss” for purposes of WARN or any state counterpart to WARN. Nothing herein shall be construed as an offer of employment on other than an employee-at-will basis. In the event that Buyer does not make an offer of employment to any Business Employee, Buyer agrees to promptly reimburse Seller for any severance or similar amounts payable to such Business Employee under severance or similar policies of Seller in effect as of the date of this Agreement.

(b) Continuity of Service. The Parties hereto intend that there shall be continuity of employment with respect to all Business Employees. Buyer shall offer employment commencing on the Closing Date to all Business Employees of Seller, including those on vacation, military leave, leave of absence (whether paid or unpaid), disability or layoff, on the terms set forth in Section 9.4(a). Any Business Employee that accepts employment with Buyer is referred to herein as a “New Buyer Employee.”

(c) Compensation; Employee Benefits; Severance Plans. Except as otherwise required by applicable law or set forth in Section 9.4(a), the Business Employees shall cease to participate in or accrue further benefits under the Business Benefit Plans immediately prior to the Closing. Except as otherwise set forth in an offer letter contemplated by Section 9.4(a), beginning on the Closing Date, Buyer shall maintain (or cause its Affiliates to maintain) employee benefit plans, agreements, programs, policies and arrangements for the benefit of each New Buyer Employee (“Buyer Plans”) that are substantially similar in the aggregate than the Employee Benefit Plans in effect immediately prior to the Closing Date with respect to employees of Buyer. Notwithstanding anything herein to the contrary, if a New Buyer Employee is terminated after the Closing and such New Buyer Employee is entitled to severance payments and benefits pursuant to those certain Change in Control Agreements set forth on Schedule 9.4(c) that are in excess of severance amounts and benefits set forth opposite the name of such New Buyer Employee on Schedule 9.4(c), then Buyer and Seller shall each be responsible for paying the New Buyer Employee one-half of such excess severance payment amount and benefits costs. All Buyer Plans and Buyer severance pay plans, programs or practices (other than a “pension plan” (as defined in Section 3(2) of ERISA)) to the extent permitted under Buyer Plans and permitted by applicable law, shall recognize all credited service of New Buyer Employees with Seller and its Subsidiaries for purposes of eligibility and vesting and level of benefits (but not for benefit accrual under a defined benefit pension plan) to the same extent such service was recognized under similar plans maintained by Seller or its Affiliates immediately prior to the Closing Date, except as could result in a duplication of benefits.

(d) Accrued Personal, Sick or Vacation Time. With respect to any accrued but unused personal, sick or vacation time to which any New Buyer Employee is entitled pursuant to the personal, sick or vacation policies applicable to such New Buyer Employee immediately prior to the Closing Date (the “PSV Policies”), Buyer shall assume the liability for such accrued personal, sick or vacation time and allow such New Buyer Employee to use such accrued personal, sick or vacation time; provided, however, that if Buyer deems it necessary to disallow such New Buyer Employee from taking such accrued personal, sick or vacation time, Buyer shall be liable for and pay in cash to each such New Buyer Employee an amount equal to such personal, sick or vacation time in accordance with the terms of the PSV Policies; and provided, further, that (i) Buyer shall be liable for and pay in cash an amount equal to such accrued personal, sick or vacation time to any New Buyer Employee whose employment terminates for any reason subsequent to the Closing Date, and (ii) if any New Buyer Employee in the State of California does not elect in writing, on or prior to the Closing Date, to rollover such accrued personal, sick or vacation time in lieu of receiving a cash payment in accordance with applicable law, Seller shall be liable for and pay in cash an amount equal to such accrued personal, sick or vacation time to such New Buyer Employee and Buyer shall reimburse the Seller for one-half of such cash payment.

(e) U.S. WARN Act, Etc. Prior to the Closing Date, Seller shall remain liable and responsible for compliance with, as well as any liability which may exist under, WARN, with respect to the termination of any current or former employee of Seller prior to the Closing Date, and Seller shall indemnify and hold harmless Buyer form and against all losses, claims, damages, costs and attorney’s fees arising with respect thereto. From and after the Closing Date, Buyer assumes responsibility for compliance with, as well as an liability which may exist or arise out of WARN on account of any New Buyer Employee terminated after the Closing Date and Buyer shall indemnify and hold harmless Seller from and against all losses, claims, damages, costs and attorney’s fees arising with respect thereto.

(f) U.S. COBRA. Seller shall retain or assume responsibility for, and shall be responsible for administering compliance with, the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and any other similar applicable law with respect to New Buyer Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under any Business Benefit Plan at any time on or before the Closing Date and with respect to any current or former employee of Seller that is not a New Buyer Employee. Buyer shall assume responsibility for, and shall be responsible for administering compliance with, the continuation coverage requirements under COBRA and any other similar applicable law with respect to New Buyer Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage after the Closing Date.

(g) Employment Related Liabilities. Except as set forth in Section 9.4(a) or Section 9.4(d), Seller shall be solely responsible for any liability, claim or expense with respect to employment, termination of employment, compensation or employee benefits of any nature (including, but not limited to the benefits to be provided under the Business Benefit Plans) owed to any current or former employee of Seller or its Affiliates (or the beneficiary of any current or former employee) whether or not such current or former employee becomes a New Buyer Employee, that arises out of or relates to the employment relationship between Seller or its Affiliates on or prior to the Closing Date and any such current or former employee or the termination of such relationship on or prior to the Closing Date. Without limiting the foregoing, except as set forth in Section 9.4(a) or Section 9.4(d), Seller shall be responsible for the payment of any severance payment or benefits that become due to any current or former employee as a result of the termination of such current or former employee by Seller or its Affiliate on or prior to the Closing Date. Except as required pursuant to Section 9.4(a) or Section 9.4(d) above, Buyer and its Affiliates shall not be obligated to continue or assume any employee benefit plan or program of Seller or its Affiliates (including, but not limited to the Business Benefit Plans) or responsible for any obligation or liability thereunder.

(h) Additional Employee Related Matters.

(i) Prior to the Closing, Buyer and Seller will use their commercially reasonable efforts to identify any additional employees of Seller or its Subsidiaries that Buyer desires to make offers of employment, including those employees set forth on Schedule 9.4(h)(i) (the “Additional Business Employees”). Any Additional Business Employee who accepts employment with the Buyer shall be deemed a New Buyer Employee for purposes of this Agreement.

(ii) With respect to each of those employees of the Transferred Subsidiaries in the United Kingdom and Spain identified on Schedule 9.4(h)(ii), Seller shall be responsible, and reimburse Buyer or a Transferred Subsidiary, as the case may be, for any severance payments and benefits (consistent with those provided by Seller to such employee as of the Closing) payable to such employee in the event such employee is terminated by Buyer (or the Transferred Subsidiary) within three months following the Closing.

(iii) With respect to each of those employees identified on Schedule 9.4(h)(iii) who will be employed by Buyer as of Closing to provide information technology services to Seller pursuant to the Transition Services Agreement, Seller shall be responsible, and reimburse Buyer, as the case may be, for any severance payments and benefits (consistent with those provided by Seller to such employee as of the Closing) payable to such employee in the event such employee is terminated by Buyer prior to the completion of the Transition Services Agreement.

(iv) As soon as reasonably practicable, whether prior to or following the Closing, Buyer agrees it will make offers of employment in good faith, with salary and bonus compensation that is substantially similar to that provided by Seller, to each of those employees identified on Schedule 9.4(h)(iv) (“International Employees”). Seller agrees that with respect to any such International Employee who intends to accept employment with the Buyer, Seller, on behalf of Buyer, will continue to pay and provide such International Employee with the same compensation and benefits such employee receives from the Seller as of the Closing until the earlier of (i) such time as the Buyer is able to transfer such International Employee to a new entity controlled by Buyer, (ii) the date on which Buyer instructs Seller to cease making such payments and benefits on Buyer’s behalf, or (iii) 6 months after the Closing. Seller may not change the compensation or benefits of such International Employees without the Buyer’s written consent. Buyer shall promptly reimburse Seller for the amount of the compensation and benefits paid by Seller on Buyer’s behalf for such International Employees, including any severance or similar amounts payable to such International Employee under severance or similar policies of Seller in the event that Seller is required to terminate such International Employee, for any reason.

9.5 Archival Copies. Notwithstanding anything contained herein, Seller will have the right to retain a reasonable number of copies of tangible embodiments of the Acquired Assets for archival purposes, and will retain the right to use in any manner all such copies in support of its patent strategy, prosecution, maintenance, defense, enforcement and other patent-related activities (“Patent Activities”). In addition, promptly upon Seller’s reasonable request, Buyer will provide Seller with reasonable access to New Buyer Employees as reasonably necessary to support Seller’s Patent Activities; provided, that such access shall not unreasonably interfere with the operations of Buyer or the performance by the New Buyer Employees of his or her duties to Buyer.

9.6 Use of Restricted Names. From and after the Closing, Seller shall, and Seller shall cause its Subsidiaries, Affiliates, officers, directors, stockholders, employees and representatives to, use commercially reasonable efforts to cease to use the names set forth on Schedule 9.6 and any adaptations, derivations and combinations thereof (collectively, the “Restricted Names”) and any trademarks, tradenames, trade dress, service marks and logos that use or incorporate any Restricted Name and will execute such documents, take such actions and make such filings as Buyer may reasonably request to permit Buyer to use the Restricted Names and for Seller, its Subsidiaries, Affiliates, officers, directors, stockholders, employees and representatives to cease to use the Restricted Names. As promptly as practicable after the Closing, (a) Seller shall use commercially reasonable efforts to file name change certificates, execute such documents and make such other filings to give effect to its obligations set forth in this Section 9.6, and (b) the Seller shall, and shall cause its Subsidiaries and Affiliates, to use commercially reasonable efforts to remove any and all Restricted Names and any trademarks, tradenames, trade dress and service marks that use or incorporate any Restricted Name from the Excluded Assets.

9.7 Use of Seller Name. Buyer agrees that Seller and its Subsidiaries that are not Transferred Subsidiaries will retain the non-exclusive right to use the terms “Openwave” and “Openwave Systems” as part of their corporate names solely for corporate legal purposes (which, for purposes of this Agreement, means retaining Seller’s Nasdaq ticker symbol, registrations and qualifications with applicable securities authorities, executing documents or making court filings in which the use of the legal corporate name is necessary in connection with its Patent Activities or similar limited corporate purposes; provided, however, that Seller shall use its commercially reasonable efforts to obtain stockholder approval of an amendment to Seller’s certificate of incorporation to change the Seller’s legal corporate name or otherwise effectuate a name change on or prior to the first (1st) anniversary of the date hereof, and shall thereafter continue to seek stockholder approval of an amendment to Seller’s certificate of incorporation or otherwise effectuate a name change until such time as a name change is effected. Notwithstanding the foregoing, in no event shall Seller or its Subsidiaries use the terms “Openwave” or “Openwave Systems” for purposes of marketing or selling any products or services of Seller or any of its Subsidiaries.

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement, or its terms, without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

10.2 No Third Party Beneficiaries. Except as provided by applicable law, this Agreement shall not confer any rights or remedies upon any person (including with respect to any employee or former employee of Seller, Buyer or any of its Affiliates, any New Buyer Employees and any Business Employees, any right to employment or contractual employment for any specified period) other than the Parties and its respective successors and permitted assigns and, to the extent specified herein, its respective Affiliates; provided, however, that the provisions of Article VI are intended for the benefit of the entities and individuals specified therein and its respective legal representatives, successors and assigns. No provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Buyer or Seller to amend, modify or terminate any such employee benefit plan.

10.3 Entire Agreement. This Agreement (including the documents referred to herein), the Related Agreements and the Confidentiality Agreement constitute the entire agreement by and between the Buyer and Seller. This Agreement supersedes any prior agreements or representations by or between Buyer and Seller, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement and the Related Agreements).

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and its respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided, however, that Buyer may collaterally assign this Agreement to any sources of financing solely for the purposes of securing the obligations of Buyer and its affiliates under any credit arrangements by Buyer and its Affiliates (and any refinancings or substitutions thereof); and provided, further, (i) any Party may assign its right to receive a payment entitled to be received by it pursuant to this Agreement and (ii) following the Closing, Buyer may assign and delegate, in whole or in part, its rights and obligations hereunder to either (A) a wholly-owned Subsidiary of Buyer or (B) an Affiliate under common control with Buyer that is not an operating business or, directly or indirectly, controlled by or controlling an operating business, in each case, for the purposes of allocation of Acquired Assets and Assumed Liabilities (an “Affiliate Assignment”), which assignee shall assume and be responsible for any such Liabilities.

10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one Business Day after it is sent by (a) a reputable courier service guaranteeing delivery within one Business Day or (b) facsimile; provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to Buyer:

OM 1, Inc.

c/o Marlin Equity Partners III, L.P.

2121 Rosecrans Avenue, Suite 4325

El Segundo, CA 90245

Telecopy: (310) 364-0110

Attention: Nick Kaiser

Copy to (which shall not constitute notice):

Pepper Hamilton LLP

The New York Times Building

37th Floor, 620 Eighth Avenue

New York, NY 10018

Telecopy: (212) 286-9806

Attention: James D. Rosener

If to Seller:

Openwave Systems, Inc.

2100 Seaport Blvd.

Redwood City, CA 94063

Telecopy: (650) 480-8100

Attention: General Counsel

Copies to (which shall not constitute notice):

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Telecopy: (650) 853-1038

Attention: John J. Egan

       Brian C. McPeake

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8 Governing Law. Subject to the provisions of certain Exhibits hereto regarding the application of local law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

10.9 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.11 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12 Remedies.

(a) Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the valid termination of this Agreement in accordance with Section 7.1, (i) the Parties shall be entitled to seek (in a court of competent jurisdiction as set forth in Section 10.13) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Buyer’s obligation to effect the Closing), without bond or other security being required, this being in addition to any remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement. Without limiting the generality of the foregoing, it is explicitly agreed that Seller shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Buyer’s obligation to effect the Closing on the terms and conditions set forth herein in the event that all conditions in Section 5.1 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date) at the time when the Closing would have occurred but for the failure of Buyer to comply with its obligations to effect the Closing pursuant to the terms of this Agreement.

(b) Each of Seller and Buyer acknowledges and agrees that following a valid termination of this Agreement in accordance with Section 7.1, each Party shall be entitled to monetary damages for a willful or intentional breach of this Agreement. In no event shall any Party be responsible and liable for any monetary damages or other amounts under this Section 10.12 that are special, exemplary or punitive damages.

10.13 Submission to Jurisdiction. Subject to the provisions of certain Exhibits hereto regarding the submission of actions and proceedings arising out of or relating to such Exhibits to courts of local jurisdictions, each Party (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or any other federal or state court in the State of Delaware if it is determined that the Court of Chancery does not have jurisdiction over such action) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

10.14 Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

10.15 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (g) references to a person or entity are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (j) references to a law include any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

10.16 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

10.17 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

10.18 Facsimile Signature. This Agreement may be executed by facsimile or .PDF signature.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

OPENWAVE SYSTEMS INC.

By:	/s/ Anne K. Brennan
Name: Anne K. Brennan
Title: Chief Financial Officer

OM 1, INC.

By:	/s/ Nick Kaiser
Name: Nick Kaiser
Title: Assistant Secretary